   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997

                                                      REGISTRATION NO. 333-37189

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           ZEVEX INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


            DELAWARE                          3845                         87-0462807
 STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)


      4314 ZEVEX PARK LANE, SALT LAKE CITY, UTAH 84123     (801) 264-1001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  DEAN G. CONSTANTINE, CHIEF EXECUTIVE OFFICER
      4314 ZEVEX PARK LANE, SALT LAKE CITY, UTAH 84123     (801) 264-1001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                WITH COPIES TO:

            RONALD S. POELMAN, ESQ.                            JAMES SHNELL, ESQ.
       JONES, WALDO, HOLBROOK & MCDONOUGH                      RIORDAN & MCKINZIE
             1500 WELLS FARGO PLAZA                           695 TOWN CENTER DR.
             170 SOUTH MAIN STREET                                 SUITE 1500
        SALT LAKE CITY, UTAH 84101-1644                   COSTA MESA, CALIFORNIA 92626
                 (801) 521-3200                                  (714) 433-2900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as possible after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS



                                1,200,000 SHARES


                           ZEVEX INTERNATIONAL, INC.
                                  COMMON STOCK


    All of the 1,200,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), offered hereby are being sold by ZEVEX International, Inc. (the "Company"). The shares of Common Stock offered hereby are hereafter referred to as the "Shares" and the offering of the Shares is hereafter referred to as the "Offering."



    The Company's Common Stock is traded on the American Stock Exchange under the symbol "ZVX." The last reported sales price of the Common Stock, as reported on the American Stock Exchange, on November 20, 1997 was $13.6875.

                            ------------------------

     THE PURCHASE OF THE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS IN THIS OFFERING.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


===============================================================================================
                                                                 UNDERWRITING
                                                                   DISCOUNT
                                                                      AND         PROCEEDS TO
                                              PRICE TO PUBLIC   COMMISSIONS(1)     COMPANY(2)
-----------------------------------------------------------------------------------------------
Per Share...................................      $12.50            $0.844          $11.656
-----------------------------------------------------------------------------------------------
Total (3)...................................    $15,000,000       $1,012,500      $13,987,500
===============================================================================================


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Company has also agreed to issue to Wedbush Morgan Securities, Inc., and EVEREN Securities, Inc. the representatives of the Underwriters (the "Representatives"), a five-year warrant to purchase 100,000 shares of Common Stock at 120% of the price of the Shares sold in this Offering. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, which are estimated to be $435,000.


(3) Certain shareholders of the Company ("Selling Shareholders") have granted the Underwriters a 45-day option to purchase up to 180,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If such option is exercised in full the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $17,250,000, $1,164,375, and $13,987,500, respectively.
    The total proceeds to the Selling Shareholders will be $2,098,125. The proceeds to the Selling Shareholders include proceeds to certain Selling Shareholders from the sale of 150,000 Shares acquired upon the exercise of warrants at $3.50 per share or an aggregate price of $525,000, which amount will be paid to the Company. For these warrant holders, the proceeds, after reduction for the exercise price, will be $8.156 per share and $1,223,438 in total. See "Principal and Selling Shareholders" and "Underwriting."

                            ------------------------


    The Shares are being offered by the several Underwriters named herein, subject to prior sale, when, as, and if accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel, or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the Shares will be available for delivery at the offices of Wedbush Morgan Securities, Inc., 1000 Wilshire Boulevard, Los Angeles, California, on or about November 26, 1997.

                            ------------------------

WEDBUSH MORGAN SECURITIES                                EVEREN SECURITIES, INC.


                The date of this Prospectus is November 21, 1997

               [PHOTOGRAPH OF PHOTON PHACOEMULSIFICATION SYSTEM]

         [PHOTOGRAPH OF ENTERALITE(R) AMBULATORY ENTERAL FEEDING PUMP]

                      [PHOTOGRAPH OF SURGICAL HANDPIECES]

                      [PHOTOGRAPH OF AIR BUBBLE DETECTORS]

                     [PHOTOGRAPH OF LIQUID LEVEL DETECTORS]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SHARES, INCLUDING THE EXERCISE OF OVER-ALLOTMENT OPTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

This Prospectus includes trade names, trademarks, and registered trademarks of companies other than ZEVEX.

                               PROSPECTUS SUMMARY

     ZEVEX International, Inc. is the issuer of the shares of Common Stock (the "Shares") offered in this Prospectus (the "Offering"). Throughout this Prospectus, ZEVEX International, Inc. and its wholly owned subsidiary, ZEVEX, Inc., are for convenience collectively referred to as "ZEVEX" or the "Company."

                                  THE COMPANY

     ZEVEX designs and manufactures advanced medical devices, including surgical systems, device components, and sensors for medical technology companies. The Company also designs, manufactures, and markets its own medical devices using its proprietary technologies. The Company's design and manufacturing service customers are medical technology companies which sell the Company's systems and devices under private labels or incorporate the Company's devices into their products. The Company applies its extensive engineering and regulatory expertise, developed over its 11-year history, to provide its customers with integrated solutions to the design and manufacture of their medical devices. The Company has grown steadily, achieving 1996 total revenues of $5,663,733 and net income of $345,577. Since 1994, the Company's compound annual revenue growth rate has been approximately 30%. During the first nine months of 1997, the Company's revenues grew to $6,311,490, approximately a 63% increase over the comparable period of the prior year. Today, the Company designs and manufactures over 100 different medical devices for more than 50 different established and emerging medical technology companies, such as Alaris Medical Systems, Inc. (formerly IVAC), Allergan, Paradigm Medical Industries, Inc., various divisions of Baxter Healthcare Corporation, Mentor Corporation, SIMS Deltec, Inc., Staar Surgical Company, and 3M Company Healthcare.

     The Company's strategy is to augment the continuing growth in its design and manufacturing service business with the development and commercialization of proprietary products which utilize the Company's technologies or engineering expertise or which are complementary to the Company's existing proprietary products. The Company has successfully applied its engineering and regulatory expertise to the development, commercialization, and marketing of EnteraLite(R), the Company's proprietary Ambulatory Enteral Feeding Pump for patients who must receive direct gastrointestinal nutritional therapy. Historically the Company has designed and manufactured medical devices utilizing its core competency in ultrasound technology; however the Company has a wide range of engineering expertise. The Company's objective is to leverage its engineering and regulatory expertise to further expand its business as a designer and manufacturer of a wide variety of customized medical devices for medical technology companies, as well as a designer, manufacturer, and marketer of a variety of its own proprietary products. To accomplish this, management intends to do the following:

     - Increase the variety of medical devices and systems that the Company designs and manufactures for its existing customers

     - Expand the number of medical technology companies for which the Company provides design and manufacturing services

     - Increase sales of the Company's EnteraLite(R) Ambulatory Enteral Feeding Pump

     - Leverage the Company's design, manufacturing, and regulatory expertise to develop new proprietary products

     - Acquire other proprietary technologies, products, or manufacturing firms similar or complementary to the Company's existing business

Management believes that this two-pronged strategy in the $30 billion medical technology marketplace may allow the Company to benefit from the increasing demand for design and manufacturing of medical devices and systems, as well as from the sale of the Company's own proprietary medical devices.

     Management of the Company believes that advances in technology, increasing regulatory complexity and intensified competition will lead many medical technology companies to expand their out-sourcing of design and manufacturing services in order to be more efficient. Many emerging medical technology companies simply do not have the engineering, manufacturing, and regulatory expertise necessary to quickly and efficiently bring a medical device from the concept stage to commercial use. Even larger, well-established medical technology companies, which may have the capital resources to develop such expertise, may lack the required expertise or the time to accumulate such expertise in order to meet the market demand for their particular device. Moreover, in some instances, these medical technology companies may simply elect not to devote their resources to the design and manufacture of their medical devices or systems, including obtaining and maintaining the necessary regulatory approvals and industry certifications for their manufacturing facilities. Management believes that the Company is well positioned to benefit from this increasing trend towards out-sourcing. Specifically, the Company may often times be able to profitably design and manufacture medical devices or systems more quickly, at a lower cost, and with higher quality than its medical technology customers are able to achieve.

     The Company offers its design and manufacturing customers the following advantages:

     - Broad Experience With Numerous Medical Devices. Over its 11-year history, the Company has manufactured numerous advanced medical devices, including surgical systems, device components, and sensors.

     - Extensive Expertise. As a result of its broad experience, the Company has developed extensive expertise in addressing the product design, engineering, manufacturing, and regulatory issues associated with a variety of medical devices.

     - Generally Lower Cost and Higher Quality. The Company provides a wide range of engineering services and has the capability to provide complete device or system design, including engineering, component analysis, testing, and regulatory compliance. The Company strives to increase the quality and lower the overall cost of the devices or systems that it manufactures for its customers by integrating design and engineering work with manufacturing processes, materials acquisitions, quality issues, and regulatory considerations.

     - Rapid Product Development. The Company believes that, with its engineering and manufacturing capabilities, it can develop and commercialize new products more rapidly than its customers can, which otherwise must expend significant time and financial resources to develop internal engineering expertise and qualified manufacturing facilities.

     - Regulatory Compliance. The Company is ISO 9001 and EN 46001 certified, and the Company has developed internal systems intended to maintain compliance with the FDA's GMP requirements. The Company devotes significant management time and financial resources to GMP compliance and ISO certification. By using the Company's manufacturing services, customers relieve themselves of many stringent regulatory and industry certification requirements.

     - Production Flexibility. The Company's broad customer base permits it to offer its customers production flexibility, which enables customers to implement product enhancements and to adjust production volumes in response to fluctuations in market demand.


     The Company is located at 4314 ZEVEX Park Lane, Salt Lake City, Utah 84123. The Company's telephone number is (801) 264-1001. The Company is incorporated in the State of Delaware. ZEVEX International, Inc., conducts all its operations through its wholly owned subsidiary, ZEVEX, Inc. ZEVEX, Inc. is also incorporated in the State of Delaware.

                                  THE OFFERING


Common Stock offered by the
Company............................  1,200,000 shares
Common Stock outstanding after this
Offering(1)........................  3,263,826 shares
Use of proceeds....................  Expansion of current design and manufacturing services for existing and new customers; marketing of the
                                     EnteraLite(R) Ambulatory Enteral Feeding Pump;
                                     establishment of higher volume manufacturing capability
                                     associated with EnteraLite(R)-related products;
                                     development of proprietary products; research and
                                     development programs; possible acquisition of other
                                     medical products and technologies; possible acquisition
                                     of other design and manufacturing service firms. See
                                     "USE OF PROCEEDS."
AMEX symbol........................  ZVX


---------------


(1) Based on shares outstanding as of September 30, 1997. Excludes 100,000 shares of Common Stock issuable upon the exercise of warrants issued to the Representatives of the Underwriters in connection with the Offering at a price of 120% of the price of the Shares sold in the Offering. See "UNDERWRITING." Also, excludes 314,190 shares of Common Stock issuable upon exercise of options granted and outstanding pursuant to the Company's Amended 1993 Stock Option Plan at a weighted-average exercise price of $12.37 per share. See "DESCRIPTION OF CAPITAL STOCK -- Stock Options." Also excludes 150,000 shares of Common Stock issuable upon the exercise of certain warrants that may be acquired and exercised by the Underwriters upon the exercise of the over-allotment option in this Offering. See "UNDERWRITING." Also, excludes 350,000 shares of Common Stock issuable upon the exercise of certain warrants. See "DESCRIPTION OF CAPITAL
    STOCK -- Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEARS ENDED DECEMBER 31,                NINE MONTHS
                                         ------------------------------------------   ENDED SEPTEMBER 30,
                                          1992     1993     1994     1995     1996       1996        1997
                                         ------   ------   ------   ------   ------   -----------   ------
                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues................................ $2,436   $3,116   $3,333   $5,296   $5,664     $ 3,878     $6,311
Cost of sales...........................  1,357    1,600    2,017    3,066    2,936       2,122      3,475
Gross profit............................  1,079    1,516    1,316    2,230    2,728       1,756      2,836
Operating expenses:
  Selling, general, and
     administrative.....................    630      776    1,024    1,325    1,892       1,215      1,727
  Research and development..............    194      199      419      502      528         360        522
Operating income (loss).................    255      541     (127)     403      308         181        587
Net income (loss).......................    190      381      (24)     317      346         143        411
Net income (loss) per share............. $  .20   $  .36   $ (.02)  $  .24   $  .25     $   .10     $  .18
Weighted-average number of common and
  common equivalent shares
  outstanding(1)........................    938    1,060    1,131    1,306    1,389       1,366      2,316


                                                                  SEPTEMBER 30, 1997
                                                               -------------------------
                                                               ACTUAL     AS ADJUSTED(2)
                                                               ------     --------------
        BALANCE SHEET DATA:
          Cash and cash equivalents..........................  $  136        $ 12,988
          Working capital....................................   3,588          17,140
          Total assets.......................................   9,814          22,666
          Revolving credit facility..........................     700              --
          Industrial development bond........................   2,000           2,000
          Stockholders' equity...............................   5,611          19,163


---------------

(1) See note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used to compute per share amounts.


(2) Adjusted to give effect to the sale of 1,200,000 shares of Common Stock by the Company in this Offering at an assumed price of $12.50 per share, less estimated underwriting discounts and expenses of this Offering. Does not include the exercise of the Underwriters' over-allotment option in this Offering to acquire 180,000 shares or the receipt by the Company of $525,000 upon exercise of the warrants to acquire 150,000 of those shares. See "USE OF PROCEEDS" and "UNDERWRITING."

                                  RISK FACTORS

     Prospective purchasers of the Shares should consider carefully the risk factors set forth below, in addition to the other information contained in this Prospectus, before making a decision to purchase the Shares. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including those set forth in the following "Risk Factors" and elsewhere in this Prospectus. In each instance in which a risk factor identifies an event that would or could adversely affect the Company, such risk should be viewed as potentially adversely affecting the Company's business, results of operations, and financial position.

DEPENDENCE ON MAJOR CUSTOMERS

     The Company's revenues historically have been, and for a substantial period of time in the future likely will be, largely derived from the sale of its design and manufacturing services to a small number of major customers. During the 1993, 1994, and 1995 fiscal years, the Company had two major customers, Allergan and Alaris Medical Systems, Inc. (formerly IVAC Corporation), who together accounted for more than 50% of the Company's sales. In 1996, these two customers plus a third customer, Paradigm Medical Inc., accounted for approximately 66% of sales. These three customers each accounted for more than ten percent of the Company's total sales in 1996. During the first nine months of the 1997 fiscal year, 14% of sales were from Allergan, 21% of sales were from Paradigm, 20% of sales were from Alaris, and 12% of sales were from Mentor Corporation. No assurances can be given that such customers will continue to do business with the Company or that the volume of their orders for the Company's devices will increase or remain constant. The loss of any of such major customers, or a significant reduction in the volume of their orders for the Company's devices, will have a material adverse impact on the Company's operations. In addition, if one or more of these customers were to seek and obtain price discounts from the Company for the Company's devices, the resulting lower gross margins on those devices would have a material adverse effect on the Company's overall results of operations. If any customer with which the Company does a substantial amount of business were to encounter financial distress, the customer's lateness, unwillingness, or inability to pay its obligations to the Company could result in a material adverse effect on the Company's results of operations and financial condition. See "BUSINESS -- Significant Customers for Which ZEVEX Provides Design and Manufacturing Services."

RISK FACTORS RELATING TO THE COMPANY'S CUSTOMERS

     At the present time, and for a substantial period of time in the future, the Company's success will depend largely on the success of the customers for its manufacturing services and on the medical devices designed and manufactured by the Company for those customers. Any unfavorable developments or adverse effects on the sales of those devices or such customers' businesses, results of operations, or financial position could have a corresponding adverse effect on the Company. In addition, the Company sells certain types of medical devices to multiple customers and to the extent there is an unfavorable development affecting the sales of any such type of device generally, the adverse effect of such development on the Company would be more substantial than that presented by the decline in sales to a single customer for such type of device. The Company believes that its design and manufacturing customers and their devices (and the Company indirectly) are generally subject to the following risks:

     Competitive Environment. The medical products industry is highly competitive and subject to significant technological change. Participation in the industry requires ongoing investment to keep pace with technological developments and quality and regulatory requirements. The medical products industry consists of numerous companies, ranging from start-up to well-established companies. Many of the Company's customers have a limited number of products, and some market only a single product. As a result, any adverse development with respect to these customers' products may have a material adverse effect on the business and financial condition of such customer, which may adversely affect that customer's ability to purchase and pay for its products manufactured by the Company. The competitors and potential competitors of the Company's customers may succeed in developing or marketing technologies and products that will be preferred in the marketplace over the devices manufactured by the Company for its customers or that would render its customers' technology and products obsolete or noncompetitive. In addition, other competitors may develop alternative treatments or cures so that the need for the products manufactured by the Company could be reduced or eliminated. See "BUSINESS -- Overview of Medical Technology Industry."

     Emerging Technology Companies. A significant number of the Company's customers are emerging medical technology companies that have competitors and potential competitors with substantially greater capital resources, research and development staffs, and facilities, and substantially greater experience in developing new products, obtaining regulatory approvals, and manufacturing and marketing medical products. Approximately five customers, representing 15% of the Company's revenues in fiscal year 1996, were, in management's opinion, emerging medical technology companies. These customers may not be successful in launching and marketing their products, or may not respond to pricing, marketing, or other competitive pressures or the rapid technological innovation demanded by the marketplace and, as a result, may experience a significant drop in product revenues which would have a material adverse effect on the Company's business, results of operations, and financial condition. See
"BUSINESS -- Overview of Medical Technology Industry."

     Customer Regulatory Compliance. The Food and Drug Administration (the "FDA") regulates many of the devices manufactured by the Company under the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), which requires certain clearances from the FDA before new medical products can be marketed. As a prerequisite to any introduction of a new device into the medical marketplace, the Company's customers must obtain necessary product clearances from the FDA or other regulatory agencies with applicable jurisdiction. There can be no assurance that the Company's customers will obtain such clearances on a timely basis, if at all.

     Certain medical devices manufactured by the Company may be subject to the need to obtain FDA clearance of an application for premarket approval ("PMA"), which requires substantial preclinical and clinical testing and may cause delays and prevent introduction of such devices. Currently, at least two of the Company's customers are seeking or plan to seek such PMA clearances for devices to be manufactured by the Company. Other devices can be marketed without a PMA, but only by establishing in a 510(k) premarket notification "substantial equivalence" to a predicate device. FDA clearance to market regulations depend heavily on administrative interpretations, which may change retroactively and may create additional barriers that prevent or delay the introduction of a product. The process of obtaining a PMA or a 510(k) clearance could delay the introduction of a product. A PMA for a product could be denied altogether if clinical testing does not establish that the product is safe and effective. A 510(k) premarket notification may also need to contain clinical data. Clinical testing must be performed in accordance with the FDA's regulations. A customer's failure to comply with the FDA's requirements can result in the delay or denial of its PMA. Delays in obtaining a PMA are frequent and could result in delaying or canceling customer orders to the Company. Many products never receive a PMA. Similarly, 510(k) clearance may be delayed, and in some instances, 510(k) clearance is never obtained.

     Once a product is in commercial distribution, discovery of product problems or failure to comply with regulatory standards may result in restrictions on the product's future use or withdrawal of the product from the market despite prior governmental clearance. Additionally, once FDA clearance is obtained, a new clearance in the form of a PMA supplement may be needed to modify the device, its intended use, or its manufacturing. There can be no assurance that product recalls, product defects, or modification or loss of necessary regulatory clearance will not occur in the future. The delays and potential product cancellations inherent in the development, regulatory clearance, commercialization, and ongoing regulatory compliance of products manufactured by the Company for its customers may have a material adverse effect on the Company's business, reputation, results of operations, and financial condition.

     Sales of the Company's medical products outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain clearance for sale in foreign countries may be longer or shorter than that required for FDA clearance, and the requirements may differ. The FDA also regulates the sale of exported medical devices, although to a lesser extent than devices sold in the United States. For medical products exported to countries in Europe, the Company anticipates that its customers will want their products to qualify for distribution under the "CE Mark." The CE Mark is a designation given to products which comply with certain European Economic Area policy directives and therefore may be freely traded in almost every European country. Commencing in 1998, medical product manufacturers will be required to obtain certifications necessary to enable the CE Mark to be affixed to medical products they manufacture for sale throughout the European Community. In addition, the Company's customers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs, and other regulatory barriers. There can be no assurance that the Company's customers will obtain all required clearances or approvals for exported products on a timely basis, if at all. Failure or delay by the Company's customers in obtaining the requisite regulatory approvals for exported instruments manufactured by the Company may have a material adverse effect on the Company's business, results of operations, and financial condition.

     Medical devices manufactured by the Company and marketed by its customers pursuant to FDA or foreign clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state and foreign regulatory agencies. Regulatory requirements may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy prohibits the marketing of approved medical products for unapproved uses. The Company's customers control the marketing of their products, including representing to the market the approved uses of their products. If a customer engages in prohibited marketing practices, the FDA or another regulatory agency with applicable jurisdiction could intervene, possibly resulting in marketing restrictions, including prohibitions on further product sales, or civil or criminal penalties, which could have a material adverse effect on the Company's business, the results of operations, and financial condition.

     Changes in existing laws and regulations or policies could affect adversely the ability of the Company's customers to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the customer's business, results of operations, and financial condition, which, in turn, could affect adversely the Company's business, results of operations, and financial condition. There can be no assurance that a customer of the Company, or the Company, will not be required to incur significant costs to comply with laws and regulations in the future, or that such customer or the Company will be able to comply with such laws and regulations, or that compliance with such laws and regulations will not have a material adverse effect on the Company's business, results of operations, and financial condition. See "BUSINESS--Governmental Regulation Within the United States" and "-- Governmental Regulations Outside the United States."

     Uncertain Market Acceptance of Products. There can be no assurance that the products created for the Company's customers will gain any significant market acceptance and market share among physicians and other health care providers, patients, or health care payors, even if required regulatory approvals are obtained. Market acceptance may depend on a variety of factors, including educating health care providers regarding the use of a new product or procedure, overcoming objections to certain effects of the product or its related treatment regimen, and convincing health care payors that the benefits of the product and its related treatment regimen outweigh its costs. Market acceptance and market share are also affected by the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company's customers can develop products, gain regulatory approval and reimbursement acceptance, and supply commercial quantities of the product to the market are expected to be important factors in market acceptance and market share. Some of the Company's customers, especially emerging medical technology companies, have limited or no experience in marketing their products and have not made marketing or distribution arrangements for their products. The Company's customers may be unable to establish effective sales, marketing, and distribution channels to successfully commercialize their products. The failure by the Company's customers to gain market acceptance of their products could have a material adverse effect on the Company's business, results of operations, and financial conditions.

     Product Obsolescence. The marketplace for medical products is characterized by rapid change and technological innovation. As a result, the Company and its customers are subject to the risk of product obsolescence, whether from prolonged development or government approval cycles or the development of improved products or processes by competitors. In addition, the marketplace could conclude that the task for which a customer's product was designed is no longer an element of a generally accepted diagnostic or treatment regimen. Any development adversely affecting the market for a product manufactured by the Company would result in the Company's having to reduce production volumes or to discontinue manufacturing the product, which could have a material adverse effect on the Company's business, results of operations, and financial condition. See
"BUSINESS -- Overview of Medical Technology Industry."

     Customers' Future Capital Requirements. Certain of the Company's customers, especially the emerging medical technology companies, are not profitable and may have little or no revenues, but they have significant working capital requirements. Such customers may be required to raise additional funds through public or private financings, including equity financings. Adequate funds for their operations may not be available when needed, if at all. Insufficient funds may require a customer to delay development of a product, clinical trials (if required), or the commercial introduction of the product or prevent such commercial introduction altogether. Depending on the significance of a customer's product to the Company's revenues or profitability, any adverse effect on a customer resulting from insufficient funding could result in a material adverse effect on the Company's business, results of operations, and financial condition.

     Uncertainty of Third-Party Reimbursement. Sales of many of the devices manufactured by the Company will be dependent in part on availability of adequate reimbursement for those instruments from third-party health care payors, such as government and private insurance plans, health maintenance organizations, and preferred provider organizations. Third-party payors are increasingly challenging the pricing of medical products and services. There can be no assurance that adequate levels of reimbursement will be available to enable the Company's customers to achieve market acceptance of their products. Without adequate support from third-party payors, the market for the products of the Company's customers may be limited.

     Nonmedical Customers. While the Company presently does not have any significant nonmedical customers, the Company may in the future perform significant design and manufacturing work for such parties. Nonmedical customers are subject to general business risks, such as competition, market acceptance of their products, capital requirements, and credit risks. The Company's future nonmedical customers may operate in highly competitive industries in which their products compete on price, quality, and product enhancements and are subject to risks of technological obsolescence. As a result, sales to nonmedical customers may be volatile and subject to risks of cancellation. Any unfavorable development experienced by such future nonmedical customers, whether of a general nature or a specific risk not anticipated by the Company, could have a material adverse effect on the Company's business, results of operations, and financial condition.

UNCERTAINTY OF MARKET ACCEPTANCE OF OUT-SOURCING MANUFACTURING OF MEDICAL INSTRUMENTS

     The Company believes that the market for out-sourcing the design and manufacture of advanced medical products for medical technology companies is in its early stages. Many of the Company's potential customers have internal design and manufacturing facilities. The Company's engineering and manufacturing activities require that customers provide the Company with access to their proprietary technology and relinquish the control associated with internal engineering and manufacturing. As a result, potential customers may decide that the risks of out-sourcing engineering or manufacturing are too great or exceed the anticipated benefits of out-sourcing. In addition, medical technology companies that have previously made substantial investments to establish design and manufacturing capabilities may be reluctant to out-source those functions. If the medical technology industry generally, or any significant existing or potential customer, concludes that the disadvantages of out-sourcing manufacturing outweigh the advantages, the Company could suffer a substantial reduction in the size of one or more of its current target markets, which could have a material adverse effect on its business, results of operations, and financial condition.

COMPETITION IN OUT-SOURCING MANUFACTURING OF MEDICAL INSTRUMENTS

     The Company faces competition from design firms and other manufacturers that operate in the medical technology industry. Many competitors have substantially greater financial, research, and development resources than the Company. Also, manufacturers focusing in other industries may decide to enter into the medical technology industry. Competition from any of the foregoing sources could place pressure on the Company to accept lower margins on its contracts or lose existing or potential business, which could result in a material adverse effect on the Company's business, results of operations, and financial condition. To remain competitive, the Company must continue to provide and develop technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, and compete favorably on the basis of price. There can be no assurance that the Company will be able to compete favorably with respect to these factors. See "BUSINESS -- Competition for ZEVEX's Design and Manufacturing Services."

EARLY TERMINATION OF AGREEMENTS

     The Company's agreements with major customers generally permit the termination of the agreements before expiration thereof if certain events occur that are materially adverse to the design, development, manufacture or sale of the product. Examples of such events include the failure to obtain or the withdrawal of regulatory clearance, or an alteration of regulatory clearance that is materially adverse to the customer or which prohibits or interferes with the manufacture or sale of the products. The performance of agreements with major customers may be suspended or excused if certain conditions, generally beyond the control of the customer or the Company (so-called force majeure events), cause the failure or delay of performance. Such early termination could have a material adverse affect on the Company's business, results of operations, and financial condition, including in certain instances the transfer of manufacturing know-how to the customer.

RISK FACTORS IN MARKETING THE COMPANY'S PROPRIETARY PRODUCTS

     In producing and marketing its own proprietary devices, the Company faces many of the same risks that its design/manufacturing customers face. As discussed above with respect to its customers, such risks include:

     - The medical products industry is highly competitive. A significant number of the Company's competitors have substantially greater capital resources, research and development staffs, and facilities, and substantially greater experience in developing new products, obtaining regulatory approvals, and manufacturing and marketing medical products. Competitors may succeed in marketing products preferable to the Company's products or rendering the Company's products obsolete.

     - The medical products industry is subject to significant technological change and requires ongoing investment to keep pace with technological development, quality, and regulatory requirements. In order to compete in this marketplace, the Company will be required to make ongoing investment in research and development with respect to its existing and future products.

     - The Company is subject to substantial risks involved in developing and marketing products regulated by the FDA and comparable foreign agencies. There can be no assurance that the Company will obtain the necessary FDA or foreign clearances on a timely basis, if at all. As discussed above, commercialized medical products are subject to further regulatory restrictions which may adversely affect the Company. Changes in existing laws and regulations or policies could affect adversely the ability of the Company to comply with regulatory requirements. The delays and potential product cancellations inherent in obtaining regulatory approval and maintaining regulatory compliance of products manufactured by the Company may have a material adverse effect on the Company's business, reputation, results of operations, and financial condition.

     - There can be no assurance that the Company's products will gain any significant market acceptance among physicians and other health care providers, patients, or health care payors, even if required regulatory approvals are obtained.

     - Revenues for many of the devices manufactured by the Company may be dependent in part on availability of adequate reimbursement for those devices from third-party health care payors, such as government and private insurance plans. There is no assurance that the levels of reimbursements offered by third-party payors will be sufficient to achieve market acceptance of the Company's products.

     The Company may not be successful in launching and marketing its own proprietary devices, or may not respond to pricing, marketing, or other competitive pressures or the rapid technological innovation demanded by the marketplace and, as a result, may experience a significant drop in its product revenues, which could have a material adverse effect on the Company's business, results of operations, and financial condition. See "BUSINESS -- Overview of Medical Technology Industry."

REGULATORY COMPLIANCE FOR MANUFACTURING FACILITIES

     Applicable law requires that the Company comply with the FDA's detailed good manufacturing practices ("GMP") regulations for the manufacture of medical devices. The FDA monitors compliance with its GMP regulations by subjecting medical product manufacturers to periodic FDA inspections of their manufacturing facilities. To ensure compliance with GMP requirements, the Company expends significant time, resources, and effort in the areas of training, production, and quality assurance. In addition, the FDA typically inspects a manufacturer of a PMA device before approving a PMA. The failure to pass such an inspection could result in delay in approving a PMA. The Company is also subject to other regulatory requirements and may need to submit reports to the FDA relating to certain types of adverse events. Failure to comply with GMP regulations or other applicable legal requirements can lead to warning letters, seizure of violative products, injunctive actions brought by the U.S. government, and potential civil or criminal liability on the part of the Company and of the officers and employees who are responsible for the activities that lead to any violation. In addition, the continued sale of any instruments manufactured by the Company may be halted or otherwise restricted. Any such actions could have a material adverse effect on the willingness of customers and prospective customers to do business with the Company. In order for the Company's instruments to be exported and for the Company and its customers to be qualified to use the CE Mark for sales into the European Economic Area, the Company maintains International Organization for Standardization ("ISO") 9001/EN 46001 certification, which subjects the Company's operations to periodic surveillance audits. The ultimate regulatory risks present in manufacturing products for markets governed by these standards are currently substantially similar to those posed by GMP regulations. There can be no assurance that the Company's manufacturing operations will be found to comply with GMP regulations, ISO standards, or other applicable legal requirements or that the Company will not be required to incur substantial costs to maintain its compliance with existing or future manufacturing regulations, standards, or other requirements. Any such noncompliance or increased cost of compliance could have a material adverse effect on the Company's business, results of operations, and financial condition.

     The Company is also subject to numerous federal, state, and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. While the Company has not been the subject of any material proceeding concerning such laws, and believes it is currently in compliance with such laws in all material respects, there can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations now or in the future, or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business. Changes in existing requirements or adoption of new requirements or policies could affect adversely the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, results of operations, and financial condition. See "BUSINESS -- Governmental Regulation Within the United States" and "-- Governmental Regulations Outside the United States."

PRODUCT DEVELOPMENT

     The success of the Company will depend to a significant extent upon its ability to enhance and expand on its current offering of proprietary products and to develop and introduce additional innovative products that gain market acceptance. While the Company maintains research and development programs and has established a Technical Advisory Board to assist it, there is no assurance that the Company will be successful in selecting, developing, manufacturing, and marketing new products or enhancing its existing products on a timely or cost-effective basis. Moreover, the Company may encounter technical problems in connection with its efforts to develop or introduce new products or product enhancements. Some of the devices currently under consideration by the Company (as well as devices of some of its customers) will require significant additional development, pre-clinical testing and clinical trials and related investment prior to their commercialization. There can be no assurance that such devices will be successfully developed, prove to be safe or efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable costs, or be successfully marketed. The failure of the Company to develop or introduce new products or product enhancements that achieve market acceptance on a timely basis could have a material adverse effect on the Company's business, results of operations, and financial condition.

DESIGN AND MANUFACTURING PROCESS RISKS

     While the Company has substantial experience in designing and manufacturing devices, the Company may still experience technical difficulties and delays with the design and manufacturing of its or its customer's products. Such difficulties could cause significant delays in the Company's production of products and have a material adverse effect on the Company's revenues. In some instances, payment by a manufacturing customer is dependent on the Company's ability to meet certain design and production milestones in a timely manner. Also, some major contracts can be cancelled if purchase orders thereunder are not completed when due. Potential difficulties in the design and manufacturing process that could be experienced by the Company include difficulty in meeting required specifications, difficulty in achieving necessary manufacturing efficiencies, and difficulties in obtaining materials on a timely basis. Such design and manufacturing difficulties could have a material adverse effect on the Company's business, results of operations, and financial condition.

EXPANSION OF MARKETING ACTIVITIES; LIMITED DISTRIBUTION

     The Company currently has a limited domestic direct sales force consisting of eight individuals, complemented by a network of independent manufacturing representatives. The Company anticipates that it will need to increase its marketing and sales capability significantly to more fully cover its target markets, particularly as additional proprietary devices become commercially available. There can be no assurance that the Company will be able to compete effectively in attracting and retaining qualified sales personnel or independent manufacturing representatives as needed. There can be no assurance that the Company or its independent manufacturing representatives will be successful in marketing or selling the Company's services and products. The Company's ability to sell its devices in certain areas may depend on alliances with independent manufacturing representatives. There can be no assurance that the Company will be able to identify and obtain suitable independent manufacturing representatives in desirable markets.

PRODUCT RECALLS

     If a device that is designed or manufactured by the Company is found to be defective, whether due to design or manufacturing defects, to improper use of the product, or to other reasons, the device may need to be recalled, possibly at the Company's expense. Furthermore, the adverse effect of a product recall on the Company might not be limited to the cost of a recall. For example, a product recall could cause a general investigation of the Company by applicable regulatory authorities as well as cause other customers to review and potentially terminate their relationships with the Company. Recalls, especially if accompanied by unfavorable publicity or termination of customer contracts, could result in substantial costs, loss of revenues, and a diminution of the Company's reputation, each of which would have a material adverse effect on the Company's business, results of operations, and financial condition.

RISK OF PRODUCT LIABILITY

     The manufacture and sale of products, and especially medical products, entails an inherent risk of product liability. The Company does maintain product liability insurance with limits of $1 million per occurrence and $2 million in the aggregate. There can be no assurance that such insurance is adequate to cover potential claims or that the Company will be able to obtain product liability insurance on acceptable terms in the future, or that any product liability insurance subsequently obtained will provide adequate coverage against all potential claims. Such claims may be large in the medical products area where product failure may result in loss of life or injury to persons. A successful claim brought against the Company in excess of its insurance coverage, or any material claim for which insurance coverage was denied or limited, could have material adverse effect on the Company's business, results of operations, and financial condition. Additionally, the Company generally provides a design defect warranty and in some instances indemnifies its customers for failure to conform to design specifications and against defects in materials and workmanship. Any substantial claim against the Company under such warranties or indemnification could have a material adverse effect on the Company's business, results of operations, and financial condition.

POTENTIAL INABILITY TO SUSTAIN AND MANAGE GROWTH

     The Company's need to manage its growth effectively will require it to continue to implement and improve its operational, financial, and management information systems, to develop its managers' and project engineers' management skills, and to train, motivate, and manage its employees. The Company must also be able to attract and retain a sufficient number of suitable employees to sustain its growth. If the Company cannot keep pace with the growth of its customers, it may lose customers and its growth may be limited.

DEPENDENCE UPON MANAGEMENT

     The Company is substantially dependent upon its key managerial, technical, and engineering personnel, particularly its three executive officers, Dean G. Constantine, Chief Executive Officer and President, David J. McNally, Vice President and Marketing Director, and Phillip L. McStotts, Chief Financial Officer and Secretary/Treasurer. The Company must also attract and retain highly qualified engineering, technical, and managerial personnel. Competition for such personnel is intense, the available pool of qualified candidates is limited, and there can be no assurance that the Company can attract and retain such personnel. The loss of its key personnel could have a material adverse effect on the Company's business, results of operations, and financial condition. None of the Company's key personnel have an employment agreement with the Company. See "MANAGEMENT." The Company carries key-man life insurance on the lives of its Chief Executive Officer, Chief Financial Officer, and Vice President in the amount of $500,000 each. No assurances can be given that such insurance would provide adequate compensation to the Company in the event of the death of such key employee.

PATENT PROTECTION

     As of September 30, 1997, the Company held three U.S. patents and had applied for seven additional U.S. patents on devices developed by the Company. The Company has received Notices of Allowance from the U.S. Patent and Trademark office with respect to four of these seven applications. There is no assurance that the patent applications will issue. Such patents disclose certain aspects of the Company's technologies and there can be no assurance that others will not design around the patent and develop similar technology. The Company believes that its devices and other proprietary rights do not infringe any proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future.

CONTROL BY MANAGEMENT AND CERTAIN MAJOR SHAREHOLDERS


     Following this Offering, the current executive officers and directors of the Company, together with those persons who are the beneficial owners of more than 5% of the Company's Common Stock, will beneficially own or have voting control over approximately 35% of the outstanding Common Stock (approximately 32% if the Underwriters' over-allotment option is exercised in full). Accordingly, these individuals will have the ability to influence the election of the Company's directors and most corporate actions. This concentration of ownership, together with other provisions in the Company's charter and applicable corporate law, may also have the effect of delaying, deterring, or preventing a change in control of the Company. See "PRINCIPAL AND SELLING SHAREHOLDERS."

SUPPLIERS AND SHORTAGES OF COMPONENT PARTS

     The Company relies on third-party suppliers for each of the component parts used in manufacturing its customers' devices. Although component parts are generally available from multiple suppliers, certain component parts may require long lead times, and the Company may have to delay the manufacture of customer devices from time to time due to the unavailability of certain component parts. In addition, even if component parts are available from an alternative supplier, the Company could experience additional delays in obtaining component parts if the supplier has not met the Company's vendor qualifications. Component shortages for a particular device may adversely affect the Company's ability to satisfy customer orders for that device. Such shortages and extensions of production schedules may delay the recognition of revenue by the Company and may in some cases constitute a breach of a customer contract, which may have a material adverse effect on the Company's business, results of operations, and financial condition. If shortages of component parts continue or if additional shortages should occur, the Company may be forced to pay higher prices for affected components or delay manufacturing and shipping particular devices, either of which could adversely affect subsequent customer demand for such devices and the Company's business, results of operations, and financial condition.

CUSTOMER CONFLICTS

     The medical technology industry reflects vigorous competition among its participants. As a result, its customers sometimes require the Company to enter into noncompetition agreements that prevent the Company from manufacturing instruments for its customers' competitors. For example, the Company has agreed with one customer not to manufacture certain devices for laser cataract surgery for any other customer or potential customer. Such restrictions generally apply during the term of the customer's manufacturing contract and, in some instances, for a period following termination of the contract. If the Company enters into a noncompetition agreement, the Company may be adversely affected if its customer's product is not successful and the Company must forgo an opportunity to manufacture a successful instrument for such customer's competitor. Any conflicts among its customers could prevent or deter the Company from obtaining contracts to manufacture successful instruments, which could result in a material adverse effect on its business, results of operations and financial condition.

FUTURE CAPITAL REQUIREMENTS

     The Company believes that the net proceeds of this offering, together with existing capital resources and amounts available under the Company's existing bank line of credit, will satisfy the Company's anticipated capital needs for the next three years (depending primarily on the Company's growth rate and its results of operations). The commercialization of proprietary products, which is an element of the Company's growth strategy, would require increased investment in working capital and could therefore shorten this period. Thereafter, the Company may be required to raise additional capital or increase its borrowing capacity, or both. There can be no assurance that alternative sources of equity or debt will be available in the future or, if available, will be on terms acceptance to the Company. Any additional equity financing would result in additional dilution to the Company's shareholders, including shareholders who purchase Common Stock in this Offering. If adequate funds are not available, the Company's business, results of operations, and financial condition could be materially adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

RELIANCE ON EFFICIENCY OF DISTRIBUTION AND THIRD PARTIES

     The Company believes its financial performance is dependent in part on its ability to provide prompt, accurate, and complete services to its customers on a timely and competitive basis. Accordingly, delays in distribution in its day-to-day operations or material increases in its costs of procuring and delivering products could have an adverse effect on the Company's results of operations. Any failure of either its computer operating system or its telephone system could adversely affect its ability to receive and process customer's orders and ship products on a timely basis. Strikes or other service interruptions affecting Federal Express Corporation, United Parcel Service of America, Inc., or other common carriers used by the Company to receive necessary components or other materials or to ship its products also could impair the Company's ability to deliver products on a timely and cost-effective basis.

VOLATILITY OF REVENUES AND PRODUCT MIX

     The Company's annual and quarterly operating results are affected by a number of factors, including the volume and timing of customer orders, which vary due to (i) variation in demand for the customer's products as a result of, among other things, product life cycles, competitive conditions, and general economic conditions, (ii) the customer's attempt to balance its inventory, (iii) the customer's need to adapt to changing regulatory conditions and requirements, and (iv) changes in the customer's manufacturing strategy. Such results may also be affected by technical difficulties and delays in the design and manufacturing processes. The foregoing factors may cause fluctuations in revenues and variations in product mix which could in turn cause fluctuations in the Company's gross margin. Under the terms of the Company's contracts with many of its customers, the customers have broad discretion to control the volume and timing of product deliveries. Further, the Company's contracts with its customers typically have no minimum purchase requirements. As a result, production may be reduced or discontinued at any time. Therefore, it is difficult for the Company to forecast the level of customer orders with certainty, making it difficult to schedule production and maximize manufacturing capacity. Other factors that may adversely affect the Company's annual and quarterly results of operations include inexperience in manufacturing a particular instrument, inventory shortages or obsolescence, labor costs or shortages, low gross margins on design projects, an increase in design revenues as a percentage of total revenues, price competition, and regulatory requirements. Because the Company's business organization and its related cost structure anticipate supporting a certain minimum level of revenues, the Company's limited ability to adjust its short term cost structure would compound the adverse effect of any significant revenue reduction. Any one of these factors or a combination thereof could result in a material adverse effect on the Company's business, results of operations, and financial condition.

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY

     To maintain the secrecy of its proprietary information, the Company relies on a combination of trade secret laws and internal security procedures. The Company typically requires its employees, consultants, and advisors to execute confidentiality and assignment of inventions agreements. There can be no assurance, however, that the common law, statutory, and contractual rights on which the Company relies to protect its intellectual property and confidential and proprietary information will provide it with adequate or meaningful protection. Third parties may independently develop products, techniques, or information which are substantially equivalent to the products, techniques, or information that the Company considers proprietary. In addition, proprietary information regarding the Company could be disclosed in a manner against which the Company has no meaningful remedy. Disputes regarding the Company's intellectual property could force the Company into expensive and protracted litigation or costly agreements with third parties. An adverse determination in a judicial or administrative proceeding or failure to reach an agreement with a third party regarding intellectual property rights could prevent the Company from manufacturing and selling certain of its products. Any of the foregoing circumstances could have a material adverse effect on the Company's business, results of operations, or financial condition.

LIMITED MARKET FOR COMMON STOCK

     Historically, the market for the Common Stock has been limited due to the relatively low trading volume and the small number of brokerage firms acting as market makers. In May 1997, the Company's Common Stock was listed for trading on the American Stock Exchange, which may increase the market for the Common Stock. No assurance can be given, however, that the market for the Common Stock will continue or increase, or that the prices in such market will be maintained at their present levels.

POSSIBLE VOLATILITY OF STOCK PRICE

     Announcements of technological innovations for new commercial devices by the Company or its competitors, developments concerning the Company's proprietary rights, or the public concern as to safety of its devices may have a material adverse impact on the Company's business and on the market price of the Common Stock, particularly as the Company expands its efforts to become a medical technology company that manufactures and markets its own proprietary devices. The market price of the Common Stock may be volatile and may fluctuate based on a number of factors, including significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results, and general economic conditions and conditions in the medical technology industry. In addition, in recent years the stock market has experienced extreme price and volume fluctuations, which have had a substantial effect on the market prices for many medical-technology companies and are often unrelated to the operating performance of such companies.

ISSUANCE OF ADDITIONAL SHARES FOR ACQUISITION OR EXPANSION

     Any future major acquisition or expansion of the Company may result in the issuance of additional common shares or other stocks or instruments which may be authorized without shareholder approval. The issuance of subsequent securities may also result in substantial dilution in the percentage of the Common Stock held by existing shareholders at the time of any such transaction. Moreover, the shares or warrants issued in connection with any such transaction may be valued by the Company's management based on factors other than the trading price on the exchange.

DIVIDENDS

     While the Company has declared one stock dividend in its history, it has never paid a cash dividend and there can be no assurance that the Company will pay a dividend on Common Stock in the future. Any future cash dividends will depend on earnings, if any, the Company's financial requirements, and other factors. The Company's management does not currently intend to pay any cash dividends in the foreseeable future. Investors who anticipate the need of an immediate income from their investment in the Common Stock should refrain from the purchase of the Common Stock being offered hereby. Additionally, the Company is restricted from declaring any cash dividends under its current line of credit arrangement.

POSSIBLE RULE 144 SALES


     The shares of Common Stock presently owned by management and certain other shareholders are deemed to be "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides that a person who has held restricted securities for one year may, within a three-month period, sell in "brokers transactions" (as defined by the Rule) an amount equal to the greater of one percent of the issuer's outstanding securities of such class or the average weekly reported volume of trading in such securities during the four calendar weeks preceding the sale, if the conditions specified by the Rule are satisfied. If such person is not an "affiliate" of the issuer, as such term is defined by Rule 144, he may, after a holding period of two years, sell such restricted securities without a volume limitation. Future sales under Rule 144 may have a depressing effect on the market price of the shares of Common Stock. Of the 3,263,826 shares outstanding following this Offering (not including 500,000 shares issuable upon exercise of certain warrants), 1,363,990 shares will be considered "restricted" stock, of which 26,202 will be eligible for sale under Rule 144 immediately following the Offering. Beginning 180 days after the closing of this Offering, following the expiration of certain lockup agreements 1,139,198 additional currently outstanding shares of restricted Common Stock will be eligible for sale in the public market under Rule 144; provided that 350,000 shares may be sold by certain warrant holders, commencing February 1, 1998, pursuant to certain demand registration rights. The remaining 198,590 shares of restricted Common Stock will be eligible for sale from time to time thereafter pursuant to Rule 144. An additional 314,190 shares of Common Stock issuable upon exercise of outstanding stock options pursuant to the Company's Amended 1993 Stock Option Plan (the "Option Shares") may become eligible for resale in the public market at various times after the closing of the Offering. The Company intends to register the Option Shares for resale in the public market following expiration of the lockup period. See "SHARES ELIGIBLE FOR FUTURE SALE."

BROAD DISCRETION WITH RESPECT TO ALLOCATION OF NET PROCEEDS

     The Company intends to use the net proceeds of the Offering for working capital and general corporate purposes, including the marketing of the Company's EnteraLite(R) Ambulatory Enteral Feeding Pump and funding the growth in the Company's manufacturing service business. Beyond those uses, if the opportunity arises, the Company intends to acquire other medical technologies or products that are similar to or complimentary to the Company's existing engineering expertise or that readily can be sold through the Company's existing sales channel. Furthermore, the Company may acquire other design and manufacturing service firms. Accordingly, management will have significant flexibility in applying the net proceeds of this Offering. Pending such uses, the Company intends to invest the net proceeds in short-term interest-bearing, investment-grade securities. See "USE OF PROCEEDS."


IMPACT OF ANTI-TAKEOVER MEASURES; POSSIBLE ISSUANCE OF PREFERRED STOCK; CLASSIFIED BOARD



     Certain provisions of the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Pursuant to the Company's Certificate of Incorporation, the Board of Directors is authorized to fix the rights, preferences, privileges, and restrictions, including voting rights, of unissued shares of the Company's Preferred Stock and to issue such stock without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be created and issued in the future. In addition, stockholders do not have the right to cumulative voting for the election of directors. Furthermore, the Company's Certificate and Bylaws provide for a staggered board whereby only one-third of the total number of directors are replaced or re-elected each year. The Certificate also provides that the provisions of the Certificate relating to number, vacancies, and classification of the Board of Directors may only be amended by a vote of at least 66 2/3% of the shareholders. Finally, the Bylaws provide that special meetings of the stockholders may only be called by the President of the Company or pursuant to a resolution adopted by a majority of the Board of Directors.


     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved in a prescribed manner,
Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the Interested Stockholder, or any other transactions that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of 1,200,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $13,552,500. Of the net proceeds, the Company intends to repay all outstanding borrowings, if any, under the Company's revolving line of credit. As of October 21, 1997, the outstanding balance on the Company's revolving line of credit was $727,277, bearing interest at the bank's prime rate plus 1%.


     The Company intends to use the remaining proceeds to fund the growth and development of its design and manufacturing business, as well as its proprietary products. The Company also intends to use these proceeds for general corporate purposes, including investment in the marketing and sales of EnteraLite(R) products, the purchase of related manufacturing equipment, research and development programs, purchase of raw materials, increases in working capital associated with continuing sales growth, and acquisitions of complementary businesses, product lines, or technologies. As of the date of this Prospectus, the Company is not a party to any negotiations, understandings, or agreements and has no definitive plans with respect to any such acquisitions.


     In addition to the proceeds received by the Company from the Offering, the Company will receive an additional $525,000 in the event the Underwriters exercise their over-allotment option in full to sell an additional 150,000 shares from the exercise of warrants held by certain Selling Shareholders. The proceeds received from the exercise of the warrants will be used for general corporate purposes.


     The above allocation of portions of the net proceeds reflects the Company's current plans, and there are likely to be changes influenced by various factors, including market changes and developments in the medical technology industry. Pending use of the net proceeds as described above, the Company intends to invest certain of the proceeds in short-term, investment grade, interest-bearing investments. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

                      SUMMARY MARKET PRICE OF COMMON STOCK

     Since May 18, 1997, the Company's Common Stock has been listed on the American Stock Exchange under the symbol "ZVX." Prior to that time, the Company's Common Stock traded in the over-the-counter market in the pink sheets published by the National Quotation Bureau, and was listed on the OTC Bulletin Board under the symbol "ZVXI". Prior to listing on the American Stock Exchange, the market for the Company's Common Stock was limited due to the relatively low trading volume and the small number of brokerage firms acting as market-makers. The Company anticipates that upon the successful completion of the Offering, the trading volume will increase.

     The following table sets forth, for the quarterly periods prior to May 18, 1997, certain information with respect to the high and low bid quotations for the Common Stock as reported by a market maker for the Company's Common Stock. The quotations represent inter-dealer quotations without retail markups, markdowns, or commissions and may not represent actual transactions. For the period after May 18, 1997, the following table sets forth the high and low closing sales prices as reported on the American Stock Exchange.

                                                                       CLOSING SALES
                                                                           PRICE
                                                                     -----------------
                                                                      HIGH       LOW
                                                                     ------     ------
        1995
          First Quarter............................................  $ 3.75     $ 2.50
          Second Quarter...........................................  $ 4.00     $ 2.75
          Third Quarter............................................  $ 3.25     $ 2.25
          Fourth Quarter...........................................  $ 4.00     $ 3.25
        1996
          First Quarter............................................  $ 4.25     $ 3.75
          Second Quarter...........................................  $ 4.00     $ 2.75
          Third Quarter............................................  $ 3.25     $ 2.50
          Fourth Quarter...........................................  $ 3.31     $ 2.75
        1997
          First Quarter............................................  $ 8.00     $ 3.25
          Second Quarter (Up to May 18)............................  $11.25     $ 7.13
          Second Quarter (After May 18)............................  $10.88     $ 8.13
          Third Quarter............................................  $18.00     $13.50


     The Company's transfer agent reported that as of September 30, 1997, there were 2,063,826 shares of the Company's Common Stock issued and outstanding held by approximately 181 holders of record, including shares held of record by brokerage firms and clearing corporations on behalf of their customers. The Company estimates that as of September 30, 1997, there were approximately 500 beneficial owners of its Common Stock. The closing price as reported by the American Stock Exchange as of November 20, 1997 was $13.6875 per share.


                                DIVIDEND POLICY

     The Company currently intends to retain all future earnings after consummation of this Offering for use in the expansion and operation of its business. The Company does not anticipate paying dividends on its Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, future earnings, capital requirements, the general financial condition of the Company, and general business conditions. Additionally, the Company is restricted from declaring any cash dividends under its current line of credit arrangement.

                                 CAPITALIZATION


     The following sets forth (i) the actual capitalization of the Company at September 30, 1997, after giving effect to the reincorporation of the Company in Delaware on November 20, 1997, and (ii) the adjusted capitalization after giving effect to receipt of the net proceeds from the sale by the Company of the 1,200,000 shares of Common Stock offered by the Company hereby at an assumed price of $12.50 per share, less underwriting discounts and commissions and estimated offering expenses, and after giving effect to the reincorporation. This information is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                            SEPTEMBER 30, 1997
                                                                          ----------------------
                                                                          ACTUAL     AS ADJUSTED
                                                                          ------     -----------
                                                                              (IN THOUSANDS)
Industrial development bond.............................................  $2,000       $ 2,000
Stockholders' equity:
  Common stock, $.001 par value; 10,000,000 shares authorized, 2,063,826 shares issued and outstanding; 3,263,826 shares issued and
     outstanding as adjusted(1).........................................       2             3
  Additional paid-in capital............................................   3,352        16,903
  Retained earnings.....................................................   2,257         2,257
                                                                          ------       -------
  Total stockholders' equity............................................   5,611        19,163
                                                                          ------       -------
     Total capitalization...............................................  $7,611       $21,163
                                                                          ======       =======


---------------

(1) Excludes 100,000 shares of Common Stock issuable upon the exercise of warrants issued to the Representatives of the Underwriters in connection with the Offering at a price of 120% of the price of the Shares sold in the Offering. See "UNDERWRITING." Also excludes 314,190 shares of Common Stock issuable upon the exercise of options granted pursuant to the Stock Option Plan at a weighted average exercise price of $12.37 per share. See "DESCRIPTION OF CAPITAL STOCK -- Stock Options." Also excludes 150,000 shares of Common Stock issuable upon the exercise of the over-allotment option in this Offering. See "UNDERWRITING." Also excludes 350,000 shares of Common Stock issuable upon the exercise of certain warrants. See "DESCRIPTION OF CAPITAL STOCK -- Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated financial data of the Company as of December 31, 1995 and 1996, and for each of the years ended December 31, 1994, 1995, and 1996 have been derived from and are qualified by reference to the consolidated financial statements of the Company included elsewhere in this prospectus. The following selected consolidated financial data of the Company as of December 31, 1992, 1993 and 1994 and for each of the years ended December 31, 1992 and 1993 have been derived from financial statements not included herein. The selected financial data as of September 30, 1997, and the nine months ended September 30, 1997, are derived from audited consolidated financial statements and for the nine months ended September 30, 1996 are derived from unaudited consolidated financial statements, which have been prepared on a basis substantially consistent with the audited consolidated financial statements and, in the opinion of the Company, contain all adjustments (which consist only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. This selected consolidated financial data should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                               NINE MONTHS
                                                YEARS ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                   --------------------------------------------------     ----------------------
                                    1992       1993       1994       1995       1996         1996          1997
                                   ------     ------     ------     ------     ------     -----------     ------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $2,436     $3,116     $3,333     $5,296     $5,664       $ 3,878       $6,311
Cost of sales....................   1,357      1,600      2,017      3,066      2,936         2,122        3,475
                                   ------     ------     ------     ------     ------        ------       ------
Gross profit.....................   1,079      1,516      1,316      2,230      2,728         1,756        2,836
Operating expenses
  Selling, general, and
    administrative...............     630        776      1,024      1,325      1,892         1,215        1,727
  Research and development.......     194        199        419        502        528           360          522
                                   ------     ------     ------     ------     ------        ------       ------
Operating income (loss)..........     255        541       (127)       403        308           181          587
Other income (expense):
  Interest income, net...........      17         37         36         41         41            36           10
  Other income...................      --         --         --         --        203            --            8
                                   ------     ------     ------     ------     ------        ------       ------
Income (loss) before income
  taxes..........................     272        578        (91)       444        552           217          605
(Provision) benefit for income
  taxes..........................     (82)      (197)        67       (127)      (206)          (74)        (194)
                                   ------     ------     ------     ------     ------        ------       ------
Net income (loss)................  $  190     $  381     $  (24)    $  317     $  346       $   143       $  411
                                   ======     ======     ======     ======     ======        ======       ======
Net income (loss) per share......  $  .20     $  .36     $ (.02)    $  .24     $  .25       $   .10       $  .18
                                   ======     ======     ======     ======     ======        ======       ======
Weighted-average number of common
  and common equivalent shares
  outstanding....................     938      1,060      1,131      1,306      1,389         1,366        2,316
                                   ======     ======     ======     ======     ======        ======       ======

                                                      DECEMBER 31,
                                   --------------------------------------------------         SEPTEMBER 30,
                                    1992       1993       1994       1995       1996               1997
                                   ------     ------     ------     ------     ------     ----------------------
BALANCE SHEET DATA:
Cash and cash equivalents........  $  603     $1,463     $  864     $  870     $2,085             $ 136
Working capital..................   1,109      2,305      2,270      2,528      4,521             3,588
Total assets.....................   1,410      2,912      2,824      3,247      6,369             9,814
Industrial development bond......       5         --         --         --      2,000             2,000
Stockholders' equity.............   1,227      2,575      2,550      2,901      3,701             5,611

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

GENERAL

     ZEVEX designs and manufactures advanced medical devices, including surgical systems, device components, and sensors for medical technology companies. The Company also designs, manufactures, and markets its own medical devices using its proprietary technologies.

RESULTS OF OPERATIONS

     In each of the three preceding years, a small number of customers accounted for a significant percentage of total revenues. Fluctuations in the timing and size of orders from such major customers resulted in changes in the Company's revenues and product mix, which in turn affected gross margins. As a result of the foregoing, the Company experiences variations in operating results from quarter to quarter, and the results of operations for a specific quarter should not be considered indicative of the results that may be achieved for longer periods.

     The following table sets forth, for the periods indicated, the relative percentages that certain items in the income statement bear to revenues.

                                             INCOME STATEMENT DATA -- PERCENTAGE OF REVENUES
                                            -------------------------------------------------
                                                                                NINE MONTHS
                                                                              ENDED SEPTEMBER
                                             YEARS ENDED DECEMBER 31,               30,
                                            ---------------------------       ---------------
                                            1994        1995       1996       1996       1997
                                            -----       ----       ----       ----       ----
Revenues..................................   100%       100%       100%       100%       100%
Gross profit..............................    40%        42%        48%        45%        45%
Selling, general, and administrative
  expenses................................    31%        25%        33%        31%        28%
Research and development expenses.........    12%         9%        10%         9%         8%
Operating income/(loss)...................   (3)%         8%         5%         5%         9%
Other income/(expenses)...................     1%         1%         4%         1%         1%
Income (loss) before taxes................   (2)%         9%         9%         6%        10%
Provision (benefit) for taxes.............   (1)%         3%         3%         2%         3%
Net income (loss).........................   (1)%         6%         6%         4%         7%

     NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     The Company's revenues increased to $6,311,490 for the first nine months of 1997, from $3,878,255 for the first nine months of 1996, an increase of approximately 63%. During the first nine months of 1997, 67% of total revenues resulted from sales to four customers, three of whom were major customers in 1996. Management attributes the increase in revenues due to an increase in the demand for the Company's products and services.

     The Company's gross profit as a percentage of revenues was 45% for the nine months ended September 1997, compared to 45% for the nine months ended September 1996.

     Selling, general, and administrative expenses for the nine months ended September 1997, rose $512,293, from $1,214,623 in 1996, to $1,726,916 in 1997.
Management attributes the increase in these expenses to increased legal expenses and fees associated with the Company's listing on the American Stock Exchange, increased payroll and related employee expenses, insurance, and tax costs.

     Research and development expenses vary from quarter to quarter depending on the number and nature of pending research and development projects and their various stages of completion. During the first nine months of 1997, research and development expenses were $521,870, compared to $360,335 for the first nine months of 1996. Expenses incurred during the first nine months were for the continued development of new applications for the Company's ultrasound technology, and proprietary products.

     Operating income for the nine months ended September 1997 increased to $587,550, or 9% of revenues, from $181,557, or 5% of revenues, in 1996. Net income increased to $410,763 for the first nine months of 1997 from a net income of $142,710 in the first nine months of 1996. The increase in net income during 1997 compared to 1996 is principally due to increased demand for the Company's products and services, and the mix of product delivered during that period.

     As of September 30, 1997 the Company's backlog of customer orders was $7,726,000, compared to $4,357,000 on September 30, 1996. Management estimates that approximately 45% of the backlog will ship before December 31, 1997.

     FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1995

     The Company's revenues increased to $5,663,733 in 1996 from $5,295,762 in 1995, an increase of approximately 7%. During 1996 and 1995, 67% and 56%, of total revenues resulted from sales to three customers and two customers respectively, two of which were major customers in both years. Management attributes the increase in revenues to an increase in demand for the Company's products and services during 1996.

     Gross profit as a percentage of revenues was 48% in 1996, as compared to 42% in 1995. Management attributes the increase mainly to engineering contracts completed toward the end of 1996 and to a decrease of non-recurring engineering tooling expenses billed to customers at cost.

     Selling, general, and administrative expenses increased during 1996 to $1,892,317 or 33% of total revenues as opposed to $1,324,928 or 25% of total revenues in 1995. Increased expenses resulted from the Company's continuing expansion. An increase in the size of ZEVEX's physical facilities increased rental, utility, and related expenses. An expanded sales and marketing effort increased staffing, travel, advertising, and administrative expenses related to the introduction of the EnteraLite(R) Ambulatory Enteral Feeding Pump. The Company also had an increase in legal costs associated with patent and trademark costs as well as increases in expenses related to employees, such as insurance, taxes, and pension benefits.

     The Company continued research and development activities independent of engineering conducted on behalf of its customers, in an effort to develop new Company owned technologies and products in areas where the Company perceived a demand. The Company invested $527,562 in 1996 and $502,255 in 1995 directly in new research and development projects.

     Operating income decreased to $307,799, or 5% of revenues, in 1996 from $403,026, or 8% of revenues, in 1995. Alternatively, the Company had net income of $345,577 or 6% of revenues, in 1996 compared to $316,800, or 6% of revenues, in 1995. A portion of this increase was due to unrealized gains on marketable securities in 1996. The remaining changes during 1996 as compared to 1995 are principally due to the costs addressed previously, as well as the Company's product mix delivered during the year.

     THE FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1994

     The Company's revenues increased to $5,295,762 in 1995 from $3,332,437 in 1994, an increase of approximately 59%. During 1995 and 1994, 56% and 55% of total revenues resulted from sales to two customers in both years. Management attributes the increase in revenues to an increase in demand for the Company's products and services.

     The Company's gross profit as a percentage of revenues was 42% in 1995, as compared to 40% in 1994. Management attributes this increase to efficiencies gained through a reengineering and refixturing of its production area.

     During 1995, the Company's selling, general, and administrative expenses grew to $1,324,928 or 25% of total revenues as compared to $1,023,987 or 31% of total revenues in 1994. The increased expenses resulted from the Company's decision to increase the size of its operations by expanding the size of the physical facilities, which in turn increased rental, utility, and related expenses. The Company also improved customer service by expanding its sales, marketing, and customer service staff, established more elaborate internal production and management controls and documentation, and expanded quality assurance procedures. The

Company also had an increase in legal costs associated with patent and trademark costs, as well as increases in expenses related to employees, such as insurance, taxes, and pension benefits.

     The Company continued research and development activities independent of engineering conducted on behalf of its customers in an effort to develop new Company-owned technologies and products in areas where the Company perceived a demand. The Company invested $502,255 in 1995 and $419,278 in 1994 directly in new research and development projects.


     Operating income increased to $403,026, or 8% of revenues, in 1995 compared to an operating loss of $127,498, or 3% of revenues, in 1994. Similarly, the Company had a net income of $316,800 or 6% of revenues, in 1995 compared to a net loss of $24,622, or 1% of revenues, in 1994. These increases during 1995 as compared to 1994 were principally due to the costs addressed previously as well as the Company's product mix delivered during the year.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's increased working capital requirements during the nine months ended September 1997 and three years ended December 1996 related to increasing accounts receivable and inventory levels associated with growth in revenues. To date, working capital has been funded primarily by a combination of increased accounts payable, borrowings under the Company's revolving line of credit, and the private placement for the Company's Common Stock.

     During the nine months ended September 1997, the Company produced $410,763 in net income. Cash decreased by $1,949,356 for the nine months ended September 1997, as the Company continued to fund construction of its new manufacturing facility, and the purchase of new equipment. During the nine months ended September 1996, the Company had net income of $142,710.

     The Company's investment in the construction of the new facility and purchases of new research, production, test equipment, and tooling was $2,854,004 for the first nine months of 1997. In 1996, the company negotiated a $2,000,000 Industrial Development Bond to finance the construction of a new 51,000 square foot headquarters and manufacturing facility. On October 29, 1996, the Company completed a transaction in the amount of $50,000 cash and 130,000 shares of unregistered Common Stock of the Company for the purchase of approximately 3.7 acres of land in Salt Lake City, Salt Lake County, Utah, for the purpose of constructing a manufacturing facility.

     The Company's working capital at September 30, 1997, was $3,587,841, compared to $2,403,056 at September 30, 1996. The increase is primarily attributed to income from operations and the private placement that was completed in February, 1997. The portion of working capital represented by cash at such dates was $135,699 and $473,748, respectively.

     In 1996, the Company used net cash flow in operating activities of $175,141, as the Company funded an increase in accounts receivable and inventories.

     The Company's purchases of land and facilities, and new research, production, testing equipment, and tooling increased to $619,188 in 1996 from $241,131 in 1995. The increase in equipment purchases is primarily due to upgrading the Company's production fixturing, tooling and research and engineering capabilities in 1995. The Company expects to spend approximately $240,000 in 1997 for additional manufacturing equipment as well as for normal replacement of old equipment.

     The Company's working capital at December 31, 1996, was $4,520,781, as compared to $2,528,419 and $2,269,944 at December 31, 1995 and 1994
respectively. The portion of working capital represented by cash and cash equivalents at such dates was $2,085,055, $870,333, and $864,332 respectively.

     On February 12, 1997, the Company completed a private placement of $1,250,000 of its securities, which consisted of 500,000 units at a price of $2.50 per unit. Each unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock at a price of $3.50 per share.

     On December 11, 1996, the Company entered into a $500,000 open line of credit arrangement with a financial institution. The line of credit was subsequently amended to increase the amount available under the line to the present amount of $1,000,000. The line is due May 31, 1998. The line of credit is collateralized by accounts receivable and bears interest at a rate of prime plus 1%. The Company owed $60,108 on the line of credit at December 31, 1996 and $700,000 at September 30, 1997.

     During 1995, the Company generated a positive net cash flow from operating activities of $247,132, while funding an increase in accounts receivable and inventories. Operating activities during 1994 resulted in a net negative cash flow from operating activities of $461,721 while the Company funded an increase in accounts receivable and inventories.

     The Company purchase of new research, production, testing equipment, and tooling increased to $241,131 in 1995 from $136,744 in 1994. The increase in purchases of equipment was primarily due to upgrading the Company's production fixturing, tooling, research, and engineering capabilities in 1995. The Company spent approximately $240,000 in 1996 for additional manufacturing equipment as well as for normal replacement of old equipment.

     The Company's working capital at December 31, 1995, was $2,528,419, as compared to $2,269,944 at December 31, 1994. The portion of working capital represented by cash at such dates was $870,333 and $864,332. The Company utilizes substantial portions of its cash and cash equivalents from time to time to fund its operations, including increases in inventories and accounts receivable in connection with various customer orders.

     The Company believes that cash generated from operations, together with its terms under its credit line and the net proceeds from this Offering, will be sufficient to meet its working capital needs for the next three years. However, the Company's capital needs will depend on many factors in the execution of the Company's future strategy, including the Company's growth rate, the need to finance increased production and inventory levels, the success of the Company's various sales and marketing programs, and various other factors.

                                    BUSINESS

GENERAL

     ZEVEX designs and manufactures advanced medical devices, including surgical systems, device components, and sensors for medical technology companies. The Company also designs, manufactures, and markets its own medical devices using its proprietary technologies. The Company's design and manufacturing service customers are medical technology companies, which sell the Company's systems and devices under private labels or incorporate the Company's devices into their products. The Company applies its extensive engineering and regulatory expertise, developed over its 11-year history, to provide its customers with integrated solutions to the design and manufacture of their medical devices. The Company designs and manufactures over 100 different, surgical systems, device components, and sensors for more than 50 different established and emerging medical technology companies, such as Alaris Medical Systems, Inc., Allergan, Inc., Paradigm Medical Industries, Inc., various divisions of Baxter Healthcare Corporation, Mentor Corporation, SIMS Deltec, Inc., Staar Surgical Company, and 3M Company Healthcare.

     ZEVEX's strategy is to augment the continuing growth in its design and manufacturing service business with the development and commercialization of proprietary products which utilize the company's technologies or engineering expertise or which are complementary to the Company's existing proprietary products. The Company has successfully applied its engineering and regulatory expertise to the development, commercialization, and marketing of EnteraLite(R), the Company's proprietary Ambulatory Enteral Feeding Pump for patients who must receive direct gastrointestinal nutritional therapy. The EnteraLite(R) pump provides patients with maximum mobility while delivering enteral solutions with unprecedented accuracy.

OVERVIEW OF MEDICAL TECHNOLOGY INDUSTRY

     Growth of Medical Technologies. Demand for health care in the United States has grown rapidly in recent years and is expected to continue to grow as the population ages. At the same time, advancements in medical science, as well as in electronics, computers, ultrasound, new materials, lasers, and other technologies have dramatically expanded the number and variety of medical devices and systems. The most advanced medical procedures and techniques, many of which use advanced medical devices, now are common treatments under many health insurance plans. As insurance companies and federal and state governments have expanded the medical procedures for which health care providers are reimbursed, demand has grown for the medical devices and systems needed for these procedures. More recently, in response to increasing pressure in the United States to control rising health care costs, medical technology companies have developed advanced medical devices and systems that improve patient outcomes and reduce the overall cost of health care.

     Need for Efficient Developers of Medical Devices. As medical products have incorporated the latest developments in various technologies, the cost of product development and the length of the development cycle have increased substantially. The risks in developing and launching new medical products also have increased significantly as competition in the highly fragmented $30 billion U.S. medical technology industry has increased. As a result, medical technology companies face increased pressure to bring new products to market in the shortest possible time and at the most efficient cost, while maintaining a high level of quality in the commercial product.

     Regulatory Complexity. At the same time, the FDA and the European Union have adopted increasingly stringent and evolving regulatory requirements for the manufacture of medical products. In the United States, certain medical products are subject to application to the FDA for pre-market approval ("PMA") and many other medical products require clearance to market ("510(k) approval"). In addition, products are subject to regulation with respect to manufacturing, labeling, distribution, post-market reporting, and promotion. Under European Union quality standards to be effective in 1998, the design of medical products must satisfy specific engineering design process standards. To market and sell their products, medical technology companies must also invest significant financial resources to establish and maintain manufacturing facilities that comply with the FDA's Good Manufacturing Practices ("GMP") requirements in the U.S. and the European Union's quality system standards, such as certification from the International Organization for Standardization ("ISO"). Even after the often lengthy and time-consuming process of obtaining FDA clearance and ISO certification, medical technology companies must thereafter devote substantial managerial oversight to ensure continued compliance with FDA and ISO requirements.

     Opportunities for ZEVEX. Management of the Company believes that advances in technology, increasing regulatory complexity, and intensified competition will lead many medical technology companies to expand their out-sourcing of design and manufacturing services in order to be more efficient. Management believes that the Company is well positioned to benefit from this increasing trend towards out-sourcing, given the extensive engineering and regulatory expertise that ZEVEX has developed over its 11-year history of designing and manufacturing medical products. Specifically, the Company may often times be able to profitably design and manufacture medical devices or systems more quickly, at a lower cost, and with higher quality than its medical technology customers can do themselves. Management also believes that it can continue to leverage that same extensive engineering and regulatory expertise into the design and manufacture of the Company's own proprietary medical devices. Management believes that this two-pronged strategy in the $30 billion medical technology marketplace may allow the Company to benefit from the increasing demand for the design and manufacturing of medical devices and systems, as well as from the sale of the Company's own proprietary medical devices.

ADVANTAGES OF OUT-SOURCING DESIGN AND MANUFACTURING TO ZEVEX

     ZEVEX provides customized integrated solutions to the design, manufacturing, and regulatory challenges associated with advanced medical devices and systems. Many emerging medical technology companies simply do not have the engineering, manufacturing, and regulatory expertise necessary to quickly and efficiently bring a medical device from the concept stage to commercial use. Even larger, well-established medical technology companies, which may have the capital resources to develop such expertise, may lack the required expertise or the time to accumulate such expertise in order to meet the market demand for their particular device. Moreover, in some instances, these medical technology companies may simply elect not to devote their resources to the design and manufacture of their medical devices or systems, including obtaining and maintaining the necessary regulatory approvals and industry certifications for their manufacturing facilities. ZEVEX can often bring its customer's device from concept to market more quickly and efficiently, as well as provide the on-going manufacturing capability to meet the market demand. ZEVEX's design and manufacturing services enable its customers to focus their resources on the research of new products and the marketing of their existing products, including those manufactured by ZEVEX. In summary, ZEVEX offers its manufacturing service customers the following advantages:

     - BROAD EXPERIENCE WITH NUMEROUS MEDICAL DEVICES. Over its 11-year history, the Company has manufactured numerous advanced medical devices, including surgical systems, device components, and sensors. As a result, the Company has developed considerable expertise in addressing the product design, engineering, manufacturing, and regulatory issues associated with a variety of medical devices.

     - EXTENSIVE EXPERTISE. As a result of its broad experience, the Company has developed extensive expertise in addressing the product design, engineering, manufacturing, and regulatory issues associated with a variety of medical devices.

     - GENERALLY LOWER COST AND HIGHER QUALITY. The Company provides a wide range of engineering services and has the capabilities to provide complete device or system design, including engineering, component analysis, testing, and regulatory compliance. The Company strives to increase the quality and lower the overall cost of the devices or systems that it manufactures for its customers by integrating design and engineering work with manufacturing processes, materials acquisitions, quality issues, and regulatory considerations.

     - RAPID PRODUCT DEVELOPMENT. The Company believes that, with its engineering and manufacturing capabilities, it can more rapidly develop and commercialize new products than its customers, which otherwise must expend significant time and financial resources to develop internal engineering expertise and qualified manufacturing facilities.

     - REGULATORY COMPLIANCE. The Company is ISO 9001 and EN 46001 certified, and the Company has developed internal systems intended to maintain compliance with the FDA's GMP requirements. The Company devotes significant management time and financial resources to GMP compliance and ISO certification. By using the Company's manufacturing services, customers relieve themselves of many stringent regulatory and industry certification requirements.

     - PRODUCTION FLEXIBILITY. The Company's broad customer base and cross-trained workforce enable it to offer its customers production flexibility, which enables customers to implement product enhancements and to adjust production volumes in response to fluctuations in market demand.

ZEVEX'S GROWTH STRATEGY

     The Company's objective is to continue to expand its business as a designer and manufacturer of a wide variety of customized medical devices for medical technology companies, as well as a designer, manufacturer, and marketer of a variety of its own proprietary products. To accomplish this, management intends to do the following:

     - INCREASE PENETRATION INTO EXISTING CUSTOMER BASE. Within the Company's current customer base, management believes there are numerous opportunities to expand the design and manufacturing services which the Company is providing. Management intends to aggressively seek opportunities to design and manufacture more devices or complete systems for customers for which the Company is currently manufacturing only a few devices or components of systems. Additionally, the Company intends to expand beyond its current, primary focus on ultrasonic devices and systems by designing and manufacturing a wider variety of medical devices that incorporate diverse technologies.

     - EXPAND CUSTOMER BASE. Management intends to aggressively market its capabilities in order to increase its number of medical technology customers for which it provides design and manufacturing services. Management believes that there are numerous medical technology companies, which are not current customers, that would benefit from utilizing the Company's services.

     - INCREASE SALES OF THE COMPANY'S ENTERALITE(R) AMBULATORY ENTERAL FEEDING PUMP. The Company began selling the EnteraLite(R) pump in September 1996, and management believes there are significant opportunities to increase sales of EnteraLite(R) pumps and related products. The Company is pursuing sales opportunities with national home health provider networks, hospitals, and group purchasing organizations, while expanding its network of independent manufacturer's representatives. The Company is simultaneously increasing its marketing and clinical support efforts.

     - LEVERAGE ENGINEERING AND REGULATORY EXPERTISE TO DEVELOP NEW PROPRIETARY PRODUCTS. Management intends to augment the continuing growth in its design and manufacturing services business with the development and commercialization of new proprietary products. The Company intends to identify significant market opportunities for products which can benefit from the Company's engineering or regulatory expertise or which are complementary to the Company's existing proprietary products. The Company intends to design, develop, and market medical devices and related products that meet the specific needs of the customer.

     - ACQUIRE OTHER TECHNOLOGIES OR FIRMS. Management believes that there are significant opportunities to increase revenues and profitability through the acquisition of technologies or products that are complementary to the Company's existing engineering expertise or proprietary technologies or that can be sold through the Company's existing distribution channels. Additionally, the Company may seek to acquire other design and manufacturing service firms in appropriate instances in order to capture additional revenue and customers.

MEDICAL DEVICES MANUFACTURED BY ZEVEX

     The Company designs and manufactures advanced medical devices, including surgical systems, device components, and sensors for medical technology companies. Within the category of surgical devices and systems, the Company designs and manufactures both advanced ultrasonic surgical handpieces and complete surgical systems. These handpieces and systems are used in ultrasonic phacoemulsification procedures for the removal of cataracts and for ultrasonically assisted liposuction. Within the category of medical sensors, the Company designs and manufactures both ultrasonic air bubble detectors and ultrasonic liquid level detectors that are used in a variety of medical devices. In addition to these medical sensors and surgical devices that ZEVEX designs and manufactures for others, ZEVEX also has designed and manufactures two of its own proprietary medical devices, namely the EnteraLite(R) Ambulatory Enteral Feeding Pump for patients who must receive direct gastrointestinal nutritional therapy and the BottleWatch(R) liquid level indicator. The EnteraLite(R) pump provides patients with maximum mobility while delivering enteral solutions with unprecedented accuracy. The BottleWatch(R) liquid level indicator is an ultrasonic device that is used to monitor critical levels of saline solution contained in bottles used in ophthalmic surgery. The following tables summarize the surgical devices and systems and medical sensors that ZEVEX designs and manufactures for its significant customers, as well as the two proprietary products that it has designed and manufactured for itself. Following the tables are sections that contain a description of the devices within each category, together with an explanation of their applications, markets, and the Company's primary customers for such devices.

                   PRODUCTS MANUFACTURED BY ZEVEX FOR OTHERS

                                                                                  STATUS OF
                                                                                   FDA OR
                                                                                    OTHER
                                                                                 REGULATORY
         CUSTOMER                         PRODUCT DESCRIPTION                     CLEARANCE
   --------------------  ------------------------------------------------------  -----------
                         SURGICAL DEVICES AND SYSTEMS

   Allergan              Handpiece for Proficient phacoemulsification system     FDA cleared
                         Handpiece for Profinesse II phacoemulsification system  FDA cleared
                         Handpiece for Sensory V phacoemulsification system      FDA cleared

   Appasamy              Handpiece for Appa Phaco phacoemulsification system     Cleared in
                                                                                 India
                         Drive circuit for Appa Phaco phacoemulsification        Cleared in
                           system                                                India

   Mentor Ophthalmics    Handpiece for Odyssey phacoemulsification system        FDA cleared
                         Handpiece for Sistem phacoemulsification system         FDA cleared

   Mentor H/S            Handpiece for Contour Genesis liposuction system        PMA pending

   Paradigm              Precisionist Thirty Thousand phacoemulsification        FDA cleared
                           system
                         Photon laser/ultrasound phacoemulsification system      PMA pending

   Staar Surgical        Handpiece for Phaco XL phacoemulsification system       FDA cleared
                         Drive circuit for Phaco XL phacoemulsification system   FDA cleared
                         MEDICAL SENSORS

   Alaris                Air detector for Model 570 infusion pump                FDA cleared
                         Air detector for Model 571 infusion pump                FDA cleared
                         Air detector for Model 599 infusion pump                FDA cleared
                         Air detector for Signature infusion pump                FDA cleared
                         Air detector for Medsystems III infusion pump           FDA cleared

   Althin                Air/saline detector for System 1000 hemodialysis        FDA cleared
                           machine

   Baxter                Air detector for Amicus pheresis machine                FDA cleared
                         Liquid detector for Isolex stem cell analyzer           FDA cleared

   Cobe B.C.T.           Liquid level detector for Spectra pheresis machine      FDA cleared
                         Air detector for Spectra pheresis machine               FDA cleared
                         Air detector for Trima pheresis machine                 FDA cleared
                         Liquid level detector for Trima pheresis machine        FDA cleared

   3M Company            Air detector for Model 9000 cardiopulmonary bypass      FDA cleared
   Healthcare              system
                         Liquid level detector for Model 9000 cardiopulmonary    FDA cleared
                           bypass system

   SIMS Deltec           Air detector for Prizm ambulatory infusion pump         FDA cleared

   Haemonetics           Air detector for Mobile Collection System (MCS)         FDA cleared

                          ZEVEX'S PROPRIETARY DEVICES

                                                                STATUS OF FDA
                                PRODUCT                           CLEARANCE
            ------------------------------------------------  -----------------
            EnteraLite(R) Ambulatory Enteral Feeding Pump        FDA cleared
            BottleWatch(R) non-invasive liquid level
              indicator                                          FDA cleared

DEVICES THAT ZEVEX MANUFACTURES FOR OTHERS AND THEIR MARKETS

     Surgical Devices -- Ophthalmic. The Company designs and manufactures several ultrasonic phacoemulsification handpieces and systems for the surgical removal of cataracts. Cataracts are a condition, usually age related, in which the natural lens of the eye becomes progressively clouded. This clouding obstructs the passage of light into the eye and can lead to blindness. Most patients blinded by cataracts can be surgically cured by removing the clouded lens and replacing it with an intraocular lens. Phacoemulsification is a method of cataract extraction that uses ultrasound waves to break the natural lens into small fragments that can be removed through a hollow needle. Phacoemulsification requires only a three to four millimeter incision, compared to incisions of up to 12 millimeters for other techniques. Phacoemulsification is currently utilized in more than 80 percent of cataract procedures in the United States. Based on a recent market study, the world market for phacoemulsification systems exceeds $100 million per year. The Company currently manufactures two complete phacoemulsification systems for one customer, Paradigm Medical Industries, Inc. These two systems include a basic ultrasonic system and a high-end system which embodies both laser and ultrasound energy sources. The Company's two major customers for these phacoemulsification handpieces and systems used in ophthalmic surgery are Allergan and Paradigm Medical Industries, Inc.

     Surgical Devices -- Liposuction. The Company has recently applied its engineering and manufacturing expertise with respect to ultrasonic handpieces used in ophthalmic surgery to the design and manufacture of ultrasonic handpieces to be used in liposuction surgery. Liposuction, or the removal of body fat, is one of the most popular cosmetic procedures performed today. Current liposuction procedures involve the use of a metal cannula to sheer the fat from the patient. This requires the physician to exert a large amount of force to facilitate the procedure. In ultrasonically assisted liposuction, a generator sends ultrasonic waves through a probe which is inserted under the skin. The ultrasonic energy emulsifies the fat, which can then be easily aspirated away. This form of liposuction surgery can significantly reduce trauma to the patient as compared with the results from the metal cannula handpieces that have been used primarily in the past for such surgery. According to the American Society of Plastic and Reconstructive Surgeons, the number of liposuction procedures performed in the United States more than doubled from approximately 51,000 in 1994 to approximately 109,000 in 1996. The Company's customer for its ultrasonic liposuction surgery handpiece is Mentor Corporation, which had total sales in its fiscal year ended March 31, 1997 of approximately $203 million from sales of various products in the plastic surgery, urology, and ophthalmology marketplaces. Mentor Corporation produces an ultrasonic liposuction system for plastic surgery of which the ZEVEX manufactured handpiece is one component.

     Medical Sensors. The Company designs and manufactures a variety of non-invasive ultrasonic sensors for the detection of air bubbles and the monitoring of liquid levels in medical devices. These sensors can be applied to the exterior of a liquid-containing vessel or tubing, thereby eliminating the possibility of liquid contamination, and are designed to meet the specifications of customers which then incorporate the sensor into their own medical devices. The Company's air bubble detectors monitor intravenous fluid lines in a variety of devices and systems, including drug infusion pumps, hemodialysis machines, blood collection systems, and cardiopulmonary bypass systems. Ultrasonic sensors include a piezoelectric sensing element and can include a circuit board which drives the element, processes signals, and interfaces with the customer's device. The Company's liquid level detectors are used to monitor critical levels of liquids in various reservoirs used in surgery, such as those employed in cardiopulmonary bypass systems. The Company holds a patent with respect to key features of its non-invasive, ultrasonic liquid level detectors. The Company estimates that the 1997 U.S. market for air bubble and liquid level detectors for medical uses is approximately $60 million. The Company's primary customer for these medical sensors is Alaris Medical Systems, Inc. (a company recently formed as a merger of several companies, including the Company's customer formerly known as IVAC).

ZEVEX'S PROPRIETARY PRODUCTS

     EnteraLite(R) Ambulatory Enteral Feeding Pump. In September 1996, the Company began selling the EnteraLite(R) Ambulatory Enteral Feeding Pump for patients who must receive direct gastrointestinal nutritional therapy. Enteral feeding is a means of providing nutrition to patients who have gastrointestinal disorders, such as short bowel syndrome, Crohn's Disease, bowel pseudo-obstruction, and other serious digestive disorders, which prevent them from normally digesting food. Many enteral feeding patients require the continuous administration of nutritional solutions throughout the day, which requires the patient to carry an enteral feeding pump throughout the day. Management believes that the EnteraLite(R) pump is the lightest, most compact enteral feeding pump on the market, possessing unprecedented safety and accuracy in liquid nutrition delivery for the patient. The EnteraLite(R) has a 24-hour battery, which is one-third longer than the battery life of any competing device. The EnteraLite(R) pump carries a two-year warranty, which is twice the average in the industry. The EnteraLite(R) requires the use of disposable feeding bags and tube sets, both of which are sold by the Company. The Company has been awarded two U.S. patents for technology used in the EnteraLite(R) pump. The Company has also received Notices of Allowance from the U.S. Patent and Trademark Office ("PTO") for four additional patents which relate to various aspects of the EnteraLite(R) pump. Additional patents are pending with the PTO. Industry sources estimate that the total 1997 U.S. market for enteral feeding pumps and related sets of disposable products, such as feeding bags and tube sets, is nearly $200 million.

     BottleWatch(R) Liquid Level Indicator. BottleWatch(R) noninvasively monitors liquid levels in bottles of saline solutions which are used extensively in cataract and retinal surgery. Saline solution is required to nourish and support the delicate structures of the eye during ocular surgery, the depletion of which can complicate surgery, or in the worst case lead to irreparable damage to the patient's eye. When the liquid level drops below the user-specified position of the BottleWatch(R), audible and visible alarms are immediately activated. Revenues from BottleWatch(R) have been immaterial and the Company does not anticipate significant revenues from this product in the future.

SIGNIFICANT CUSTOMERS FOR WHICH ZEVEX PROVIDES DESIGN AND MANUFACTURING SERVICES

     During the first nine months of 1997, the Company provided design and manufacturing services for over 100 devices to more than 50 customers. Sales of its design and manufacturing services to foreign customers accounted for approximately 7% of revenues during 1996 and 1995. The Company's customers for its design and manufacturing services are medical technology companies, which sell the Company's systems and devices under private labels or incorporate the Company's devices into their products. Generally, the Company seeks to obtain design and manufacturing arrangements from its customers for a specified period of time, typically with initial periods of three to five years followed by annual renewals. The Company rarely undertakes design work if it does also not obtain a contract for the accompanying manufacturing work. Three of the Company's design and manufacturing customers, Alaris Medical Systems, Inc., Allergan, and Paradigm Medical, Inc. accounted for approximately 66% of the Company's total revenues in 1996. During the first nine months of 1997, these same three customers, plus a fourth customer, Mentor Corporation, accounted for 67% of the Company's total revenues for that same period. Each of those major customers are discussed below.

     Alaris Medical Systems, Inc. Alaris Medical Systems, Inc. ("Alaris") is a leading provider of infusion systems and related technologies to markets in North America, Western Europe, Latin America, and Asia. Alaris is the surviving corporation from a series of mergers in 1996 among IMED International Trading Corp., IVAC Medical Systems, Inc., IVAC Holdings, Inc., and Alaris. In 1996, Alaris generated revenues in excess of $346 million principally from sales of infusion therapy systems (which includes infusion pumps and disposable fluid administration sets) and vital signs measurement products. During 1996, Alaris had pro forma revenues of approximately $292 million from its infusion systems and approximately $33 million from its vital signs measurement products. In 1996, Alaris had approximately 214,000 large volume infusion pumps installed in the United States, with a U.S. market share of approximately 40% of the installed base. Since 1987, the Company has designed and manufactured ultrasonic air bubble detectors for Alaris infusion pumps under the Alaris name or under the name of an Alaris predecessor. During the first nine months of 1997, revenues from Alaris comprised approximately 20% of the Company's revenues.

     Allergan. Allergan is a leading provider of specialty therapeutic eye care products throughout the world. In 1996, Allergan generated revenues in excess of $1 billion principally by selling prescription and non-prescription pharmaceutical products in the areas of ophthalmology and skin care, intraocular lenses and other ophthalmic surgical products, and contact lens care products. During 1996, Allergan had revenues of $148 million in its surgical product business, the business in which Allergan sells different phacoemulsification devices for the surgical removal of cataracts. Since 1989, ZEVEX has designed and manufactured phacoemulsification devices marketed by Allergan. During the first nine months of 1997, revenues from Allergan comprised approximately 14% of the Company's revenues. The Company's current, nonexclusive manufacturing contract with Allergan has a three-year term beginning January 1, 1997.

     Paradigm Medical Industries, Inc. Paradigm Medical Industries, Inc. ("Paradigm") develops and markets ophthalmic surgical systems designed for minimally invasive cataract removal. In 1996, it generated revenues of $295,000, principally from the sale of an ultrasonic surgery system used to remove cataracts. Since 1993, the Company has manufactured phacoemulsification systems for Paradigm. Beginning in late 1996, the Company designed and manufactured for Paradigm the prototypes of Paradigm's Photon laser cataract surgical system (except for certain laser-related components). This new system integrates ultrasound and laser technologies and includes a custom computer monitor user interface and unique software developed by the Company. Paradigm's PMA application for the Photon system with respect to ophthalmic surgery is pending with the FDA. Until clearance is received from the FDA to market the Photon, including the laser component, in the United States, the Company is manufacturing for Paradigm an ultrasonic-only version of the Photon which Paradigm markets under the name "Precisionist Thirty-Thousand." The Precisionist Thirty-Thousand is the platform for the Photon which can be upgraded by adding the laser module. The Company's contract with Paradigm, which expires September 23, 1999, prohibits the Company from selling, distributing, developing, or manufacturing ophthalmic medical lasers in competition with Paradigm during the term of the contract and for a period of two years following termination. During the first nine months of 1997, revenues from Paradigm comprised approximately 21% of the Company's revenues.

     Mentor Corporation. Mentor Corporation ("Mentor") develops, manufactures, and markets a broad range of products for the medical specialties of plastic and reconstructive surgery, urology, and ophthalmology. For its fiscal year ended March 31, 1997, Mentor generated revenues of approximately $203 million, of which approximately $106 million was from sales of plastic surgery products and approximately $36 million was from sales of ophthalmology products. Since 1992, ZEVEX has designed and manufactured phacoemulsification devices marketed by Mentor. ZEVEX recently designed and began the manufacture of handpieces for an ultrasonic liposuction surgery system produced by Mentor. The Company's contract with Mentor, which expires September 30, 1998, prohibits the Company from designing or manufacturing ultrasonic liposuction handpieces in competition with Mentor during the term of the contract and for a period of three years following termination. During the first nine months of 1997, revenues from Mentor comprised approximately 12% of the Company's revenues.

BACKLOG

     At September 30, 1997, the Company had a backlog of orders for medical devices to be manufactured by the Company for other medical technology companies of approximately $7,726,000. Management estimates that approximately 45% of the backlog will ship before December 31, 1997. For purposes of the above figures, backlog includes all orders received by the Company pursuant to purchase orders which have not been completed and shipped by the Company. This does not include any backlog for the Company's proprietary products, because the Company manufactures these devices and holds appropriate levels in inventory for sale to customers. Some of the orders included in the backlog may be canceled or modified by customers without significant penalty. In addition, since customers may place orders for delivery at various times throughout the year, and because of the possibility of customer changes in delivery schedules or cancellation of orders, the Company's backlog as of any particular date may not be a reliable indicator of future sales.

DESIGN AND ENGINEERING CAPABILITIES

     The Company has extensive design and engineering capabilities. In most instances, the Company's manufacturing service customers rely on the Company from the outset of their project for complete design, engineering, testing, component analysis, and regulatory compliance for their medical device or system. Indeed, over the Company's 11-year history, the Company's engineering staff has performed substantially all of the design and engineering work for such medical devices or systems. In other instances, customers have come to the Company with final drawings for devices that they believe are ready for manufacturing. In such cases, the Company has revised and tested the customer's existing design prior to manufacturing the device or system, and, in many cases, the Company's engineers have been able to identify and offer alternatives to the customer's design that have improved performance or produced manufacturing efficiencies.

     Team Approach. The Company approaches each engineering project using a team of engineers and technicians of various disciplines who understand the technical requirements of the particular project. Each team includes representatives from various engineering disciplines, including manufacturing, test, and quality engineers, who help design a device that can be manufactured in a manner that meets or exceeds customer specifications and the applicable regulatory requirements.

     Close Cooperation with the Customer. The Company's team of engineers work closely with the customer during all phases of the design, engineering, and testing of the customer's device or system. This cooperative approach is used to assure that the customers' expectations are met or exceeded in the final product.

     Integration of Engineering Staff. The Company integrates its engineering staff throughout its operations, including sales and marketing, customer relations, materials management, quality assurance, regulatory compliance, and manufacturing. The Company's engineers assist the Company's sales and marketing personnel in evaluating requests for proposals and developing project-specific, solution-oriented responses, bids, cost estimates, and project plans. Similarly, the Company's project engineers act as customer contacts throughout the design and engineering phase and have responsibility for all aspects of a customer's project, including coordinating the component parts necessary for the device, quality assurance procedures, regulatory compliance, and the manufacturing process. The Company also provides its customers with design information and other support during the FDA's 510(k) approval or PMA process, but does not assist in the testing, studies, and human clinical trials associated with these approvals.

     State-of-the-Art Engineering Technologies. The Company has made significant investments in state-of-the-art equipment to support its design and engineering staff, including engineering design and testing stations and three-dimensional computer aided design ("CAD") software. The Company's engineers use computers to design software, to design and lay out surface mount circuit boards, and to design custom integrated circuits. The Company's engineers utilize stereolithography which allows for rapid production of prototypes from CAD drawing files before commencement of manufacturing of the commercial device or system. Utilizing its own software design capabilities, the Company has also created what management believes is the most sophisticated modeling software for ultrasonic device development. This capability speeds the product development process for ultrasonic devices and improves the quality of the final device.

     Engineering Service Contracts. The Company performs design and manufacturing services for many customers under purchase orders. With major customers the Company enters into manufacturing contracts which allow for recurring purchase orders. Under these contracts, each device, product design, patent, and other proprietary right developed by the Company in performing engineering services becomes the property of the customer. The Company usually receives the manufacturing rights to a device for a period generally ranging from three to five years, with annual renewals thereafter. Generally, the Company provides non-recurring engineering services under a project plan that identifies the engineering tasks, deliverables, and time schedule. Typically, such services are billed as progress milestones are attained and are cancelable at any time.

     Engineering Staff. At September 30, 1997, the Company's engineering staff consisted of 27 engineers. The engineering staff has experience in a variety of disciplines, as follows:

                                                                      COLLECTIVE YEARS
                    ENGINEERING CATEGORY               NUMBER          OF EXPERIENCE
        ---------------------------------------------  ------         ----------------
        Electrical Engineering.......................     4               32 years
        Mechanical Engineering.......................     3               15 years
        Ultrasonic Engineering.......................     5               80 years
        Software Development.........................     2               19 years
        Design Validation............................     3               12 years
        Computer Aided Design........................     4               29 years
        Engineering Technicians......................     6               36 years
                                                         --
                  TOTAL..............................    27

MANUFACTURING CAPABILITIES

     As the design and engineering of a device or system nears completion, the members of the project team with direct responsibility for manufacturing, quality assurance, test engineering, and materials assume a greater role. The project team implements a materials management system and develops an assembly process and product testing and quality assurance procedures to produce high-quality devices or systems that satisfy customer specifications as well as the FDA's GMP and ISO 9001/EN 46001 quality standards. Often, manufacturing begins with a relatively small number of pre-production units, which are used by the customer for clinical trials. The Company and the customer frequently work closely together to make engineering and manufacturing refinements during this pre-production phase.

     Manufacturing Cells and Computerization of the Manufacturing Process. Each instrument is manufactured in a dedicated manufacturing cell on the Company's manufacturing floor. These cells are flexible and can be expanded or modified as needed, enabling the Company to adjust production volumes quickly in response to customer orders. Each cell is equipped with computer instruction centers. Production personnel actually view pictures of the device that they are making or assembling on the computer screen in its various stages of production or assembly, along with the pertinent instructions for each step of the process. This computerized manufacturing system also allows test data to be entered and archived in the course of the manufacturing process. The advantage of this system is that production personnel always have access to the current version of instructions, thereby eliminating the possibility of using obsolete instructions. This system also allows accurate entry and retrieval of test data, again without the difficulties of a tracking system documented on paper.

     Materials Requirements System. The Company uses a fully integrated materials requirements system. This system includes sales order entry, purchasing, inventory control, production control, and cost accounting and helps the Company manage material acquisitions and inventory for the various projects in production at any one time and facilitates the planning and control essential to building products on accelerated time schedules.

     Manufacturing Contracts. The Company generally executes manufacturing contracts with major customers at the beginning of engineering projects, at which time the Company provides customers with budgetary estimates of manufacturing costs. Pricing is typically based on the Company's expected cost plus a mark-up. Although manufacturing contracts rarely include minimum production requirements, they usually grant the Company exclusive manufacturing rights for initial periods generally ranging from three to five years, with annual renewals thereafter. The Company generally warrants conformity to design specifications, warrants against defects in materials and workmanship, and in certain instances indemnifies its customers against losses arising out of product defects. Such warranties customarily last at least 14 months from the date of manufacture and sometimes longer. The Company has not experienced any material claims against these warranties from its manufacturing service customers. In addition, the Company in many cases enters into repair and service agreements with these customers that set forth the pricing and terms under which the

Company provides repair, replacement parts, and needed services or upgrades that are not covered under warranty. Although most of the Company's manufacturing is performed under manufacturing contracts, some devices are manufactured only under purchase orders.

     Suppliers. The Company purchases its component parts and raw materials from various suppliers. The Company is not dependent on any single supplier for any item. The Company believes that it can acquire from various sources on a timely basis, the component parts and raw materials necessary for the Company to meet obligations to its manufacturing service customers, and to manufacture its own proprietary products.

QUALITY ASSURANCE AND REGULATORY COMPLIANCE

     The Company emphasizes quality throughout its operations and integrates its quality assurance and quality engineering programs throughout each engineering and manufacturing phase, a process that involves the Company's senior management and executive officers. At September 30, 1997, the Company employed 8 personnel in its quality assurance, quality engineering, and regulatory departments.

     Quality Assurance Procedures. Quality assurance procedures are integrated into every aspect of a device's manufacturing cycle. The Company establishes a quality assurance program for each instrument, which includes a "zero defects" objective. Substantially all component parts and product subassemblies that are manufactured by others receive a control number, and samples are inspected and tested. The Company requires all vendors that supply components to satisfy certain quality standards. On the manufacturing floor, quality assurance personnel implement testing procedures at interim points during the assembly process. A separate product test group which reports to the production manager conducts a final test when the instrument is fully-assembled and ready for shipping. In addition, prior to shipping, a quality inspector reviews each instrument for proper labeling and paperwork.

     Compliance with FDA GMP Requirements. The Company is registered with the FDA as a medical device manufacturer. Management believes that the Company is in compliance with FDA GMP requirements and has implemented internal systems to maintain such compliance. The Company has experienced regularly scheduled and unscheduled FDA audits in past years, none of which required significant changes to its facilities or processes and none of which required discontinuation of normal operations. See "BUSINESS -- Governmental Regulation Within the United States."

     ISO Certifications. The Company has obtained certifications from the International Organization for Standardization ("ISO"), the first quality system standard to gain worldwide recognition, including the European Union, Japan, and the United States. As many medical technology companies expand sales of products in international markets, compliance with these international quality standards has increased in importance. The Company first obtained the ISO 9001 certification from the National Standards Authority of Ireland, an ISO notified body, in 1996. This designation is the highest level of ISO 9000 certification and indicates that the Company has met stringent design, manufacturing, and testing standards for its devices. The Company also has achieved an additional EN 46001 certification from the same organization, which indicates that the Company has met additional quality standards specific to medical devices. The Company's ISO 9001/EN 46001 certifications serve as a marketing tool that enhances the Company's competitive position in the industry, especially with respect to medical technology companies with internal manufacturing facilities that have not gone through the costly and time-consuming ISO certification processes.

RESEARCH AND DEVELOPMENT FOR ZEVEX'S PROPRIETARY PRODUCTS

     As of September 30, 1997, the Company employed three employees in full-time research and development capacities and utilized the efforts of its other design and engineering staffs in connection with certain research and development projects. The research and development efforts of the Company are focused on new and existing proprietary products. During the last two fiscal years, the Company continued independent research and development activities with respect to the design and development of new and improved devices, spending $527,562 in 1996 and $502,255 in 1995. In both 1996 and 1995, research and development costs represented approximately 9% of the Company's revenues. During the first nine months of 1997, the Company's research and development expenditures totalled $521,870, representing 8% of revenues for the same period. The Company's research and development efforts during these periods were devoted to several products, most notably the EnteraLite(R) Ambulatory Enteral Feeding Pump.

MARKETING AND SALES

     Marketing and Sales of ZEVEX's Design and Manufacturing Services. The Company generates new design and manufacturing projects from customers using direct sales personnel who are trained in the Company's engineering expertise and manufacturing capabilities. Project engineers also participate extensively in sales and marketing activities. In addition, the Company promotes its design and manufacturing capabilities at industry trade shows, by advertising in leading industry publications, and by obtaining referrals from customers, former employees of customers, and other persons who are familiar with the Company's services.

     Marketing and Sales of ZEVEX's EnteraLite(R) Ambulatory Enteral Feeding Pump. The Company has developed a network of over 50 independent manufacturer's representatives who sell the EnteraLite(R) pump and related disposable delivery sets. These representatives are selected based upon their experience with the home healthcare market served by EnteraLite(R) and they sell directly to home healthcare service providers, including hospitals with such divisions. These representatives are compensated solely on a commission basis. The efforts of these representatives are supported by a clinical support coordinator and are overseen by a national sales manager, both of whom are full-time employees of the Company. Presently, EnteraLite(R) pumps are purchased directly from the Company. In the larger market for enteral products, pumps are often placed with the customer free of initial capital investment, with the cost of the equipment recovered through the customer's commitment to purchase disposable delivery sets for a specified period of time. In the future, the Company intends to offer similar programs directly to its customers to improve its competitive market position.

COMPETITION

     Competition for ZEVEX's Design and Manufacturing Services. The Company's primary competitors in design and manufacturing services are other manufacturers that operate in the medical technology industry. The primary competitive factors in medical instrument design and manufacturing include quality, regulatory compliance, engineering competence, cost of the non-recurring engineering design component, price of the manufactured product, experience, customer service, and ability to meet design and production schedules. Competition is primarily limited to those companies that meet the minimum applicable regulatory requirements of the FDA and international standards for manufacturing and design. In the future, the Company is likely to compete against new entrants into the industry as out-sourcing expands in medical technology products. For example, medical technology companies with design and manufacturing capabilities (especially those with excess capacity) and large electronic contract manufacturers and defense department contractors with extensive engineering expertise may undertake the design and/or manufacture of medical devices.

     Competition for ZEVEX's EnteraLite(R) Ambulatory Enteral Feeding Pump. Two competitors exist in the U.S. market for ambulatory enteral feeding pumps. Ross Laboratories, a division of Abbott Laboratories, offers the Companion pump, which was originally introduced to the market in the late 1980's. The Company estimates that Ross holds a market share of 45% for ambulatory and non-ambulatory enteral feeding applications. Also, Sherwood Medical offers the kangaroo PET enteral feeding pump, which is limited because it can only be operated in an upright position. It is estimated that Sherwood presently holds greater than 35% of the total market for enteral pumps and disposable sets in both ambulatory and non-ambulatory applications.

PATENTS, TRADEMARKS, AND OTHER PROPRIETARY RIGHTS

     Patents. The Company currently holds three United States patents. The Company's first patent, U.S. Patent No. 5,438,868, relates to a non-invasive ultrasonic liquid level indicator. The technology disclosed in the patent is embodied in a liquid level indicator currently marketed by the Company under the trademark BottleWatch(R). The Company also holds two patents, U.S. Patent Nos. 5,514,102 and 5,531,680, which relate to its EnteraLite(R) Ambulatory Enteral Feeding Pump. U.S. Patent No. 5,514,102 relates to the use of pressure monitoring to improve the accuracy of fluid delivery by the pump. The accuracy provided by the pressure monitoring technology is complemented by the novel mechanism for monitoring pump rotor movement disclosed in U.S. Patent No. 5,531,680. By using optical sensors, the EnteraLite(R) pump is able to ensure that rotor movement occurs properly and allows confirmation of the solution delivery rate. This technology enables the EnteraLite(R) pump to operate without drip chambers and similar devices which limit the mobility of the patient, while maintaining a high degree of flow rate accuracy.

     Patent Applications. The Company is actively pursuing seven U.S. patent applications, four of which have been allowed by the United States Patent and Trademark Office. Two of the allowed patent applications relate to the disposable delivery sets which are loaded into the EnteraLite(R) pump and which carry the enteral feeding solution to the patient. The technology disclosed in these patent applications prevents accidental flow through the delivery set which passes through the pump. This helps to prevent accidental overdosing of solution in the event that the patient or caregiver forgets to load the delivery set in the pump or loads the delivery set improperly. The allowed patent applications also include a patent for a clamp which holds the pump to a fixed object, such as a hospital bed, and allows the user to change the position of the pump to ensure comfort. The Company has also received a notice of allowance on a patent application which claims a novel apparatus and method for detecting occlusions in the delivery set which might prevent proper administration of the enteral feeding solution. While the United States is currently the Company's primary market, the Company has also pursued foreign patents on its proprietary technology. Specifically, the Company has filed six patent applications under the Patent Cooperation Treaty and is in the process of nationalizing several of these applications. The Company intends to file appropriate applications for additional patents, both in the United States and in foreign countries on additional technology it is currently developing.

     Trademarks. The Company has registered the trademarks EnteraLite(R) and BottleWatch(R) with the United States Patent and Trademark Office and has pending registrations for ZEVEX(TM). Additionally, the Company has procured registrations for BottleWatch(R) in Australia, Belgium, Canada, France, Germany, Italy, Japan, Luxembourg, the Netherlands, and the United Kingdom. The Company intends to file appropriate applications for additional trademarks in the United States and foreign countries.

     Agreements with Employees and Others. The Company enters into appropriate confidentiality agreements, noncompetition agreements, and invention assignment agreements with its employees, consultants, contractors, vendors, customers, and others to protect the confidential information of its customers, to establish the Company's rights or the rights of its customers in the technologies it develops, and to establish contractual grounds upon which the Company can enforce such rights, if necessary.

GOVERNMENTAL REGULATION WITHIN THE UNITED STATES

     Because the Company provides design and manufacturing services to producers of medical devices, as well as designs and manufactures its own medical devices, the Company's manufacturing facilities, the medical devices of the Company's customers, and the Company's own medical devices are subject to extensive regulation by the FDA under the Food Drug and Cosmetics Act ("FDC Act"). Manufacturers of medical devices must comply with applicable provisions of the FDC Act and associated regulations governing the development, testing, manufacturing, labeling, marketing, and distribution of medical devices and the reporting of certain information regarding their safety. The FDA's regulation of medical devices and of the manufacturing facilities in which those devices are made are summarized in the following sections.

     FDA's Approval of Medical Devices. The FDA classifies medical devices into three classes (Class I, II, or III) on the basis of the controls deemed necessary by the FDA to reasonably ensure product safety and efficacy. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to GMP) and Class II devices are subject to general and special controls (e.g., performance standard and guidelines). Generally, Class III devices are higher-risk devices and cannot be marketed until after receiving FDA "pre-market approval" ("PMA"). The Company currently manufactures two Class III medical devices that require PMA application prior to commercialization. A PMA application must be supported by valid scientific evidence, which typically includes extensive data, including preclinical and clinical trial data to demonstrate safety and efficacy of the device. The application also must contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the instrument and its components, and a detailed description of the methods, facilities, and controls used to manufacture the device. In addition, the application must include the proposed labeling. Although the Company's services do not extend to assistance with testing, studies, and human clinical trials, the Company does provide its customers with required design information and other support during the PMA process. Typically, the FDA will inspect the manufacturer prior to granting PMA approval. If the FDA identifies deficiencies in the manufacturing process, it could delay PMA approval. Delays in the PMA process could affect the timing of manufacturing services provided by the Company. Currently, an FDA review of a PMA application generally takes one to two years from the date the application is submitted, but often is significantly extended by an FDA request for more information or clarification of information previously submitted. The PMA process can be expensive, uncertain, and lengthy, and a number of devices for which PMA approval has been sought have never been approved for marketing. Until a device subject to the PMA process receives the FDA's approval, it cannot be sold commercially in the United States. Notably, after PMA approval has been obtained, subsequent modifications to the device, its labeling or manufacturing may require additional FDA approvals. For Class I and Class II devices, and certain Class III devices, FDA clearance may be obtained through a "510(k) notification process" pursuant to which the FDA determines that a medical device is "substantially equivalent" to an existing, legally marketed predicate device or a predicate device marketed before May 28, 1976. Clinical testing of certain devices may be required as part of the 510(k) notification process. Currently, several of the Company's customers have submitted or intend to submit a request to the FDA for clearance for marketing under a 510(k) notification for devices to be manufactured by the Company. Additionally, the Company is required to follow the FDA's 510(k) notification procedures with respect to its own medical devices. The time required to receive 510(k) approval can vary, but may take several months. There can be no assurance that the FDA will find a device substantially equivalent and allow marketing of such device. Even if the device is found substantially equivalent, the clearance process may be delayed if the FDA requires additional information.

     Ongoing FDA Requirements for Commercialized Medical Devices. Any medical device manufactured or distributed by the Company for its customers or for itself pursuant to FDA clearances or approvals is subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences associated with the use of the instrument.

     FDA's GMP Requirements. In addition to the regulation of medical devices described above, any manufacturing facility of a medical device that requires FDA approval is also subject to regulation by the FDA, as well as by certain state agencies. The FDA regulations in this regard are referred to as "good manufacturing practices" ("GMP"). Pursuant to these GMP requirements, medical device manufacturers are required to register their establishments and list their devices with the FDA (as well as with certain state agencies) and are subject to periodic inspections by the FDA (and certain state agencies). The FDC Act requires devices to be manufactured in accordance with GMP regulations, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. The FDA has recently amended the GMP regulations. Among other things, the new regulations will require design controls and maintenance of service records. The Company believes that the new regulations will not substantially increase the Company's costs of complying with GMP requirements. The Company currently has implemented training and procedural changes with respect to the changes to these GMP requirements.

     Consequences of Non-Compliance with FDA Regulations. Non-compliance with these GMP regulations can result in, among other things, the Company and its customers being subject to fines, limitations, civil penalties, criminal prosecution, recall or seizure of devices, total or partial suspension of production, failure of the government to grant premarket clearance or PMA approval for products, withdrawal of marketing approvals, or a recommendation by the FDA that a customer or the Company not be permitted to enter into government contracts. The FDA also has the authority to require repair, replacement, or refund of the cost of any device manufactured or distributed by a customer of the Company or by the Company itself. In addition, the failure to be found in compliance with the FDA regulations could have an adverse effect on the Company's reputation. The FDA periodically inspects medical device manufacturers for compliance with FDA regulations. In addition, the FDA generally inspects a manufacturer prior to approving a PMA for a medical device. There can be no assurance that the Company will be found in compliance with all applicable regulations during such an inspection. The failure to be found in compliance with the GMP regulations would result in

FDA enforcement action against the Company, which could result in a diminution of the Company's reputation and an adverse effect on the Company's business.

     Non-FDA Regulations Within the United States. Beside the FDA regulations described above, the Company is also subject to various state and federal regulations with respect to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and the disposal of hazardous or potentially hazardous materials.

GOVERNMENTAL REGULATIONS OUTSIDE THE UNITED STATES


     Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval, and the requirements may differ. The export of devices is subject to FDA regulation. In some instances, prior FDA approval is needed. Commencing in 1998, all medical device manufacturers will be required to obtain certifications necessary to enable the "CE Mark" to be affixed to their products sold in the European Union. The CE Mark is a quality designation given to products that meet certain policy directives of the European Economic Area (an association of 15 European nations). A product designated with the CE Mark is freely tradeable in all European Economic Area countries. In 1996, the Company received and has maintained ISO 9001/EN 46001 certification. If a Company customer is also ISO 9001 certified, the customer may be permitted to affix the CE Mark to an instrument manufactured by the Company without the customer being subject to additional requirements. In addition, all medical device manufacturers must comply with other laws generally applicable to foreign trade, including technology export restrictions, tariffs, and other regulatory requirements.


EMPLOYEES

     As of September 30, 1997, the Company employed a total of 89 people in the following areas:

                                     CATEGORY                        NUMBER
                ---------------------------------------------------  ------
                Design and Engineering.............................    27
                Manufacturing and Test.............................    33
                Quality Assurance..................................     8
                Marketing and Administration.......................    21
                                                                       --
                  TOTAL............................................    89

The Company also retains 4 consulting and contract personnel in the areas of finance, engineering, and regulation. The Company considers its labor relations to be good, and none of its employees is covered by a collective bargaining agreement. Currently, the local economy is growing and the unemployment rate is low in the Salt Lake City metropolitan area, which means that the Company faces competition to attract and retain qualified personnel. At the same time, however, the Salt Lake City metropolitan area has a generally well-educated workforce and is generally considered to be an attractive place to live. Accordingly, the Company does not anticipate having difficulty in attracting and retaining qualified personnel to meet its projected growth in the foreseeable future.

FACILITIES

     The Company's executive offices and manufacturing facilities are located in its new 51,000 square foot facility in Salt Lake City, Utah, which was financed using a $2 million industrial development bond from a local municipality. The building is situated on nearly four acres of land a few miles from the downtown area. It allows quick access to two major interstate freeways and to the Salt Lake International Airport. The Company believes that its current facilities are adequate for its needs and does not anticipate any difficulty locating additional facilities, if necessary.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN KEY EMPLOYEES

     The following table sets forth certain information as of September 30, 1997 concerning the directors and executive officers of the Company:

                 NAME            AGE                            POSITION
        -----------------------  ---     ------------------------------------------------------
        Dean G. Constantine....  45      Chief Executive Officer, President, and Director
        David J. McNally.......  36      Vice President, Marketing Director, and Director
                                         Chief Financial Officer, Secretary/Treasurer, and
        Phillip L. McStotts....  39      Director
        Bradly A. Oldroyd......  39      Director(1)(2)
        Darla R. Gill..........  46      Director(1)(2)

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

     The following table sets forth certain information as of September 30, 1997 concerning certain key employees of the Company:

                 NAME            AGE                       POSITION
        -----------------------  ---     ---------------------------------------------
        James Holden...........  33      Co-Director of Engineering
        George Bromfield.......  53      Co-Director of Engineering

     Dean G. Constantine is a founder of the Company and has served as the Company's CEO, President, and Chairman of the Board since its inception in 1986. Prior to joining the Company, he was employed by EDO Corporation, Western Division, in Salt Lake City, Utah, from October 1985 to September 1987, and from January 1971 to June 1983. During his nearly fifteen years of employment with EDO Corporation, Mr. Constantine had various responsibilities, including project supervision, management of engineering for commercial and industrial transducers, and research and development. From July 1983 through October 1985, Mr. Constantine was employed as an engineering specialist at Northrop Corporation -- Electro Mechanical Division, Anaheim, California, where his responsibilities included engineering project management and applications engineering.

     David J. McNally is a founder of the Company and has served as the Company's Vice President and Marketing Director, and as a director, since its inception. Prior to joining the Company, he was employed by EDO Corporation in Salt Lake City, Utah, as a marketing manager of transducers from October 1985 to September 1987. From June 1984 to October 1985, Mr. McNally was employed by Physical Acoustics Corporation, a Princeton, New Jersey based manufacturer of acoustic testing systems, as its regional sales manager for the southeastern United States. From June 1983 to June 1984, he was employed by Hercules, Inc., Magna, Utah, as an advanced methods development engineer. Mr. McNally received a Bachelor of Science Degree in Mechanical Engineering from LaFayette College in May 1983, and a Master of Business Administration Degree from the University of Utah in June 1992.

     Phillip L. McStotts is a founder of the Company and has served as the Company's CFO, Secretary, and Treasurer, and as a director, since its inception. From May 1985 to September 1986, he was employed as an accountant with the Salt Lake City firm of Chachas & Associates, where he was tax manager. He has also worked in the tax departments of the regional accounting firms of Pearson, Del Prete & Company and Petersen, Sorensen & Brough. Mr. McStotts received a Bachelor of Science Degree in Accounting from Westminster College in May 1980, and received a Master of Business Administration Degree in taxation from Golden Gate University in May 1982.

     Bradly A. Oldroyd has been a director of the Company since October, 1991. He is the founder, president, and principal shareholder of Pinnacle Management Group, a Salt Lake City-based personnel services firm. He is also a member of the faculty of the University of Phoenix campus in Salt Lake City where he teaches management and marketing courses in undergraduate and graduate programs. Mr. Oldroyd received a

Bachelor of Science degree in Marketing from Utah State University in 1981, and a Master of Business Administration Degree from the University of Utah in 1982.

     Darla R. Gill has been a director of the Company since 1993. She is the founder, CEO, and President of Momentum Medical Corp., a Salt Lake City-based manufacturer and distributor of home health care products. Ms. Gill is also sole proprietor of DRG Enterprises, a consulting company specializing in marketing, sales, and new product development. Ms. Gill was a founder of Merit Medical Systems, Inc. in Salt Lake City and served until 1992 as Executive Vice President and Director. She was also previously employed by Utah Medical Products, Inc. where she served as Vice President of Marketing and Sales. Ms. Gill graduated from the University of Phoenix with a Bachelors Degree in Business Administration in 1988.

     James Holden is Co-Director of Engineering for the Company. He previously held the position of Instrumentation Engineering Manager and was a director of the Company from January 1991 to October 1996. Prior to joining the Company, he was employed by EDO Corporation, Western Division, from March 1984 to March 1988, where he developed tactical sonar systems for undersea warfare. Mr. Holden received a Bachelor of Science degree in Electrical Engineering from the University of Utah in 1986, and has completed post-graduate course work at the University of Utah on design of medical ultrasound instrumentation.

     George Bromfield is Co-Director of Engineering for the Company and previously held the position of Acoustics Engineering Manager. He graduated from South Dorset Technical College with a distinction level Higher National Certificate in Electrical Engineering and received further formal post-graduate training in Underwater Acoustics at Birmingham University. He was employed as a professional grade scientist at the Admiralty Research Establishment in Portland, England for 28 years. During this time, he specialized in transducer and array design and sonar self noise. He has represented the United Kingdom as a member of an International Transducer Technical Committee and has published papers relating to low frequency flextensional transducer technology.

     Each of the executive officers and directors of the Company currently also holds the same offices with ZEVEX, Inc. The term of office of each director is one year or until his or her successor is elected at the Company's annual stockholders' meeting and is qualified, subject to removal by the stockholders. The term of office for each executive officer is for one year or until a successor is elected at the annual meeting of the Board of Directors and is qualified, subject to removal by the Board of Directors. The Company has no employment agreements with its executive officers or other employees.

BOARD OF DIRECTOR COMPOSITION

     The Company's Board of Directors consists of five directors. Pursuant to a Stock Purchase Agreement, dated December 1, 1996, between the Company and Blosch & Holmes, L.L.C., a Utah limited liability company, as amended on September 30, 1997, Blosch & Holmes has the right to appoint one member of the Company's board of directors, provided that such nominee must be acceptable to the Company. This right expires when Blosch & Holmes, together with Kirk Blosch and Jeff W. Holmes, its two member/managers, no longer holds at least 6.5% of the outstanding voting stock of the Company. Blosch & Holmes has not exercised this right.

TECHNICAL ADVISORY BOARD

     The Company's Technical Advisory Board ("TAB") is composed of leading academic engineers and physicians with expertise in the fields related to medical technology devices. The multidisciplinary TAB team is involved with the Company's efforts to evaluate potential new products and product enhancements and provides general assistance in its commercial efforts. The TAB meets two or three times annually with the Company's scientific staff and management to discuss its research and development programs and product-development strategy. TAB members also consult with the Company more frequently on an informal basis. For their services, TAB members will be paid certain consulting fees, granted options for the Company's

Common Stock which will vest over time, and are reimbursed for their expenses. The following individuals are currently serving on the Company's TAB:

     Douglas A. Christensen, Ph.D. is a Professor of Electrical and Bioengineering at the University of Utah. Dr. Christensen has a B.S.E.E. from BYU (1962), an M.S.E.E. from Stanford University (1963), and a Ph.D. in Electrical Engineering from the University of Utah (1967). In addition, Dr. Christensen has been a visiting Professor at Cornell University in the Electrical Engineering Department and Submicron Facility (1984-5). He has also been a Visiting Scholar at the University of Washington, performing Postdoctoral studies in Bioengineering (1972-4), and a Researcher at the University of California, Santa Barbara (1970-2). Dr. Christensen is the author of one textbook, Ultrasonic Bioinstrumentation, published by John Wiley & Sons, New York, 1988, and has over 30 papers published in trade and technical journals. Dr. Christensen has been a technical consultant to General Motors Research Laboratories, in Santa Barbara, International Business Machines, in San Jose, Hewlett Packard, in Palo Alto, and Bell Telephone Laboratories, Inc., in Murray Hill, New Jersey.

     Alan S. Crandall, M.D. is a Clinical Professor at the University of Utah Medical Center, in Salt Lake City, where he specializes in Ophthalmology. He has a B.S. in Chemistry from the University of Utah (1969), and an M.D. from the University of Utah (1973). He also has extensive postgraduate training in surgery at Presbyterian Hospital, University of Pennsylvania Medical Center, and Sheie Eye Institute, at the University of Pennsylvania, where he completed a Residency in Ophthalmology and a Fellowship in Glaucoma. Dr. Crandall is a member of numerous professional societies, including the American Academy of Ophthalmology, the Association for Research in Vision and Ophthalmology, the American Society of Contemporary Ophthalmology, and the International Glaucoma Congress, and several other distinguished organizations. In 1993, he was presented with the American Academy of Ophthalmology Honor Award. Dr. Crandall has received over 30 high-profile, private-sector Research Awards, and has presented more than 140 papers in his specialty. He has published over 67 papers in trade and technical journals, and three book chapters, including "Streptococcal and the Eye," in Current Ocular Therapy, published by Saunders, 1990, F. Fraunfelder, editor, "Small Capsulotomy Intraocular Lenses," in Textbook of Advanced Phacoemulsufication Techniques, published by Slack, Inc., 1991, S.K. Koch and J.A. Davidson, editors; and "Diseases of the Eye," in Essentials of Surgical Specialties, Volume II, published by Wilkins & Williams, 1993, P.F. Lawrence, editor. In addition, Dr. Crandall has been a contributing editor of The Journal of Cataract and Refractive Surgery, and Ocular Surgery News since 1996.

     Alejandro Francisco Flores Sandoval, M.D. is a specialist in pediatric gastroenterology and has been a member of Pediatric Gastroenterology Associates in Waltham, Massachusetts since 1982. He was an Assistant Clinical Professor with the Boston University School of Medicine for five years prior his appointment as Assistant Clinical Professor with the Department of Pediatrics of Tufts University School of Medicine in 1995. From 1984 to 1987, he was Clinical Instructor of Pediatrics at Harvard Medical School. He has an M.D. from the Universidad de San Carlos de Guatemala (1975) with extended postgraduate training, including Fellowships in Medicine and Pediatrics at Harvard Medical School. Dr. Flores' awards and honors include the "Because You Care Bear Award" from the Western New York Intestinal Pseudo-obstruction Foundation, the Caremark Vision Award, the Sidney Farber House Staff Award from the Department of Pediatrics at Harvard Medical School, and the George Von L. Meyer Award from Children's Hospital Medical Center, Boston, MA. He has served on the editorial board for the Manual of Pediatric Therapeutics, Department of Medicine, Children's Hospital Medical Center, Boston, MA. With numerous publications in the area of pediatric medicine, and the performance of more than 30 visiting professorships, Dr. Flores has become established as a renowned expert in pediatric gastroenterology.

     Magdy F. Iskander, Ph.D. is Professor of Electrical Engineering at the University of Utah. He is the Director of the NSF/IEEE Center for Computer Applications in Engineering Education (CAEME), and Director of the State Center of Excellence for Multimedia Education and Technology. In 1986, Dr. Iskander established the Engineering Clinic Program to attract industrial support for projects to be performed by engineering students at the University of Utah. Since then, more than 80 projects have been sponsored by 26 corporations from across the United States. He is also the Director of the Conceptual Learning of Science (CoLoS) USA Consortium, which is sponsored by Hewlett-Packard Company and has eleven member universities across the United States. He has received the Curtis W. McGraw ASEE National research award for outstanding early achievements, the ASEE George Westinghouse National Award for innovation in engineering education, and the 1992 Richard R. Stoddard Award from the IEEE EMC Society. Dr. Iskander authored a textbook on Electromagnetic Fields and Waves, published by Prentice Hall, 1992; edited the CAEME Software Book, Vol. I, 1991; Vol. II, 1994; and edited four other books on microwave processing of materials, all published by the Materials Research Society in 1990, 1992, 1994, and 1996. He has published over 150 papers in technical journals and has made numerous presentations in technical conferences. He is also a Distinguished Lecturer for the Antennas and Propagation Society of IEEE. Dr. Iskander is the editor of the journal Computer Applications in Engineering Education (CAE), published by John Wiley & Sons, Inc., an associated editor of the journal IEEE Transactions on Antennas and Propagation, and an associate editor of the AP-S Magazine. He is a fellow of IEEE and a member of the National Research Council Committee on Microwave Processing of Materials.

COMPENSATION OF DIRECTORS

     The Company pays each director who is not an employee of the Company or its subsidiary a director's fee of $500 per Board of Directors meeting attended, $250 for any annual meeting attended, and $125 per hour for any special meeting attended. Additionally, the Company has issued stock options to the non-employee directors in the past (see "PRINCIPAL AND SELLING SHAREHOLDERS") and may do so in the future. Directors who are employees of the Company receive no additional compensation for serving as directors or attending meetings of directors or shareholders.

COMPENSATION OF EXECUTIVE OFFICERS

     None of the executive officers of the Company has an employment agreement with the Company. The following table sets forth the cash compensation paid by the Company to each of the Company's executive officers during the three-year period ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM COMPENSATION
                                                                     ------------------------------
                                           ANNUAL COMPENSATION              AWARDS
                                        --------------------------   --------------------   PAYOUTS
                                                            OTHER    RESTRICTED             -------    ALL
           NAME AND                                         ANNUAL     STOCK                 LTIP     OTHER
      PRINCIPAL POSITIONS        YEAR   SALARY     BONUS    COMP.      AWARDS     OPTIONS   PAYOUTS   COMP.
-------------------------------  ----   -------   -------   ------   ----------   -------   -------   ------
Dean G. Constantine............  1996   $77,917   $12,189      0          0          0         0      $6,286(1)
  CEO and President              1995   $69,375   $10,102      0          0          0         0      $4,712(2)
                                 1994   $66,400   $10,000      0          0          0         0      $2,581(1)
David J. McNally...............  1996   $77,917   $12,189      0          0          0         0      $6,286(1)
  Vice President and             1995   $69,375   $10,102      0          0          0         0      $4,712(2)
  Marketing Director             1994   $66,400   $10,000      0          0          0         0      $2,581(1)
Phillip L. McStotts............  1996   $77,917   $12,189      0          0          0         0      $6,286(1)
  CFO and Secretary/Treasurer    1995   $69,375   $10,102      0          0          0         0      $4,712(2)
                                 1994   $66,400   $10,000      0          0          0         0      $2,581(1)

---------------

(1) Represents the amount paid by the Company as a contribution to the Company's 401(k) Pension and Profit Sharing Plan on the officer's behalf.

(2) Represents $2,631 paid by the Company as a contribution to the Company's 401(k) Pension and Profit Sharing Plan on the officer's behalf and $2,081 as each officer's portion of the contribution made by the Company into its Employee Stock Ownership Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     No options were granted to the persons listed in the Summary Compensation Table during the year ended December 31, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth the options exercised during the year ended December 31, 1996, by each executive officer of the Company, and the value of options held by such persons at such year end.

                                                                                                  VALUE OF
                                                                            NUMBER OF        UNEXERCISED IN-THE-
                                                                       UNEXERCISED OPTIONS    MONEY OPTIONS AT
                                                                            AT FY-END              FY-END
                                                                       -------------------   -------------------
             NAME AND               SHARES ACQUIRED                       EXERCISABLE/          EXERCISABLE/
        PRINCIPAL POSITION            ON EXERCISE     VALUE REALIZED      UNEXERCISABLE         UNEXERCISABLE
----------------------------------  ---------------   --------------   -------------------   -------------------
Dean G. Constantine...............         0                 0               5,400/0                 0/0
  CEO and President
David J. McNally..................         0                 0               5,400/0                 0/0
  Vice President and
     Marketing Director
Phillip J. McStotts...............         0                 0               5,400/0                 0/0
  CFO and Secretary/Treasurer

The unexercised options listed above were granted on December 17, 1992 and expire on December 16, 2001. The exercise price on the above options is $5.00. The value of unexercised options was determined by reference to average bid and asked prices for the Company's Common Stock in the over-the-counter market as quoted on the OTC Bulletin Board as of the end of last fiscal year.

RECENT INCREASE IN COMPENSATION OF EXECUTIVE OFFICERS

     Effective January 1, 1997, the Compensation Committee approved an increase in the salaries to $105,000 per year for each of Mr. Constantine, Mr. McNally, and Mr. McStotts. Additionally, effective September 30, 1997, the Compensation Committee approved the grant of Common Stock purchase options for 70,000 shares each to Messrs. Constantine, McNally, and McStotts. The options vest over a four-year period, and are exercisable at a price of $16.4375 per share. Lastly, the Compensation Committee approved a new executive officer bonus plan, commencing January 1, 1997, which provides for annual bonuses of 10% to 40% of base salary to each officer depending on the attainment of certain annual revenue and profit targets as a percentage of budgeted amounts. The amount of the bonus is discretionary within certain ranges as determined by the Compensation Committee in certain instances. Also, the Compensation Committee has the authority to pay bonuses in excess of 40% based upon extraordinary performance, but not to exceed 100% of base salary.

AMENDED 1993 STOCK OPTION PLAN

     The Company has established the Amended 1993 Stock Option Plan ("Stock Option Plan") under which the Company may grant options to purchase up to 600,000 shares of the Company's Common Stock (subject to adjustment for such matters as stock splits and stock dividends) to officers, directors, employees, agents, and consultants of the Company. The purpose of the Stock Option Plan is to provide incentives to such persons who are key to the Company's success, thereby aligning the personal interests of such persons, through ownership of Common Stock and other incentives, with those of the Company's shareholders.

     The options granted under the plan may be incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as incentive stock options. The Stock Option Plan also provides for grant of stock appreciation rights and stock awards to eligible participants, subject to certain forfeiture restrictions. The Stock Option Plan may be administered by the Board of Directors of the Company or by the Compensation Committee. The Board of Directors or the Compensation Committee will interpret the Stock Option Plan, its rules and regulations, and the instruments evidencing the restrictions imposed upon Common Stock sold under the Stock Option Plan, and will make all determinations deemed necessary or advisable for administration of the Stock Option Plan.

     As of September 30, 1997, options to purchase 314,190 shares of Common Stock with a weighted average exercise price of $12.37 had been granted under the Stock Option Plan. As of September 30, 1997, the Company had granted no stock appreciation rights or stock awards under the Stock Option Plan. Out of the

600,000 shares reserved under the Stock Option Plan, as of September 30, 1997, 241,700 shares are available for future grants.

PROFIT SHARING PLAN

     During 1991, the Company established a qualified 401(k) profit sharing plan. Eligible employees may defer a portion of their salary under this plan. At the discretion of the Board of Directors, the Company may make a contribution of an additional amount of up to 4% of the eligible employee's salary and a discretionary amount to be determined by the Board of Directors each year. Employees are fully vested with respect to Company contributions after seven years. Contributions to the plan for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994, 1993, and 1992 were $49,261,
$86,035, $77,037, $35,436, $22,981, and $34,223, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

     In 1993, the Company established and the stockholders approved the Employee Stock Ownership Plan (ESOP). The ESOP is a defined contribution plan, and benefits are payable under the ESOP only to the extent of Company contributions and earnings of the ESOP. The ESOP has no minimum funding requirements and the Company's Board of Directors has sole discretion to determine the amounts to be contributed. Contributions by the Company will be invested primarily in Common Stock of the Company by the trustees appointed for the ESOP or in savings accounts, certificates of deposit, higher grade short term securities, equity stocks, bonds, other investments, or cash. Employees are fully vested after seven years. Contributions to the ESOP for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994, and 1993, were $0, $0,
$33,750, $0, and $16,650, respectively.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 30, 1997, and as adjusted to reflect the sale of Common Stock offered in this Offering, by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own more than 5% of the outstanding shares of its Common Stock,
(ii) each director and executive officer of the Company, (iii) the Selling Shareholders, and (iv) all executive officers and directors of the Company as a group. This table also assumes that the Underwriter's over-allotment option has been exercised in full. Unless indicated otherwise, the address for each officer, director and 5% stockholder is c/o the Company, 4314 ZEVEX Park Lane, Salt Lake City, Utah 84123.



                                          BENEFICIAL                                       BENEFICIAL
                                         OWNERSHIP(1)                                     OWNERSHIP(1)
                                    PRIOR TO THE OFFERING                              AFTER THE OFFERING
                                    ----------------------     SHARES TO BE SOLD     ----------------------
         NAME AND ADDRESS           SHARES      PERCENTAGE      IN THE OFFERING      SHARES      PERCENTAGE
----------------------------------  -------     ----------     -----------------     -------     ----------
Dean G. Constantine(2)............  264,600        12.7%             10,000          254,600         7.4%
David J. McNally(3)...............  252,598        12.2%             10,000          242,598         7.1%
Phillip L. McStotts(4)............  159,400         7.7%             10,000          149,400         4.4%
Bradly A. Oldroyd(5)..............    8,000           *                  --            8,000           *
Darla R. Gill(6)..................    6,480           *                  --            6,480           *
Kirk Blosch(7)....................  550,000        24.6%                 --          550,000        15.3%
Jeff W. Holmes(8).................  550,000        24.6%                 --          550,000        15.3%
Blosch & Holmes, L.L.C.(9)........  250,000        12.1%                 --          250,000         7.3%
Douglas K. Anderson(10)...........  130,000         6.3%                 --          130,000         3.8%
Gregory A. Bernett................    7,500           *               7,500               --          --
Craig D. Clayson..................    7,500           *               7,500               --          --
John Freed........................    3,750           *               3,750               --          --
George C. and Joan M. Hofer.......   15,000           *              15,000               --          --
Thomas E. Hofer...................   15,000           *              15,000               --          --
John and Angeline Marusiak........    7,500           *               7,500               --          --
Ronald J. Marusiak................    7,500           *               7,500               --          --
George N. McDonald................   15,000           *              15,000               --          --
Gerald A. Morgan..................   30,000         1.4%             30,000               --          --
Robert E. Freed, Family Trust.....    3,750           *               3,750               --          --
Snake Eyes Investment, L.C........    7,500           *               7,500               --          --
Ray C. Unrath.....................   12,000           *              12,000               --          --
Ray M. Unrath.....................    3,000           *               3,000               --          --
Charles Wafer.....................   15,000           *              15,000               --          --
Executive officers and directors
  as a group (5 persons)..........  691,078        32.6%             30,000          661,078        18.9%


---------------

  *  Less than 1%.


 (1) For each stockholder, the calculation of percentage of shares and beneficial ownership prior to the Offering is based on 2,063,826 shares of Common Stock outstanding as of September 30, 1997, and shares of Common Stock subject to options held by the stockholder that are currently exercisable or exercisable within 60 days, which are deemed to be outstanding and to be beneficially owned by the stockholder holding such options. The calculation of percentage of shares and beneficial ownership after the Offering is based on 3,413,826 shares of Common Stock outstanding and shares of Common Stock subject to warrants or options held by the stockholder that will be currently exercisable or exercisable within 60 days of the closing of the Offering, which are deemed to be outstanding and to be beneficially owned by the stockholder holding such warrants or options. Except as indicated otherwise below, the persons and entity named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

 (2) Chief Executive Officer, President, and Chairman of the Company. Includes 12,400 shares of Common Stock issuable upon exercise of options held by Mr. Constantine that are currently exercisable or will become exercisable within 60 days, and 100 shares owned by each of his two dependent children. Excludes 70,000 shares of Common Stock issuable upon exercise of options held by Mr. Constantine that are not currently exercisable and will not become exercisable within 60 days.

 (3) Vice President, Marketing Director, and director of the Company. Includes 12,400 shares of Common Stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days. Excludes 70,000 shares of Common Stock issuable upon exercise of options held by Mr. McNally that are not currently exercisable and will not become exercisable within 60 days.

 (4) Chief Financial Officer, Secretary, Treasurer, and director of the Company. Includes 12,400 shares of Common Stock issuable upon exercise of options that are currently exercisable of will become exercisable within 60 days. Excludes 70,000 shares of Common Stock issuable upon exercise of options held by Mr. McStotts that are not currently exercisable and will not become exercisable within 60 days.

 (5) Director. Includes 8,000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be come exercisable within 60 days.

 (6) Director. Includes 480 shares held directly and 6000 shares of Common Stock issuable upon exercise of options that are currently exercisable or will be come exercisable within 60 days.

 (7) Includes 175,000 shares of Common Stock issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days, and 250,000 shares of Common Stock held by Blosch & Holmes, L.L.C. of which Mr. Blosch is a principal (and which 250,000 shares are also reported as beneficially owned by Mr. Holmes and Blosch & Holmes, L.L.C.). Mr. Blosch's address is 2081 S. Lakeline Drive, Salt Lake City, UT 84109.

 (8) Includes 175,000 shares of Common Stock issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days, and 250,000 shares of Common Stock held by Blosch & Holmes, L.L.C. of which Mr. Holmes is a principal (and which 250,000 shares are also reported as beneficially owned by Mr. Blosch and Blosch & Holmes, L.L.C.). Mr. Holmes' address is 8555 E. Voltaire Ave., Scottsdale, AZ 85260.

 (9) Includes 250,000 shares of Common Stock held by Blosch & Holmes, L.L.C. of which Messrs. Blosch and Holmes are principals (and which 250,000 shares are also reported as beneficially owned by Mr. Holmes and Mr. Blosch). The address for Blosch & Holmes, L.L.C. is 2081 S. Lakeline Drive, Salt Lake City, UT 84109

(10) Mr. Anderson's address is 1132 South 500 West, Salt Lake City, Utah 84101.

                              CERTAIN TRANSACTIONS


     Subject to consummation of the Offering, the Company has granted demand registration rights, for a two-year period commencing February 1, 1998, with respect to 350,000 shares of Common Stock issuable upon the exercise of warrants held by Kirk Blosch and Jeff W. Holmes, two of the Company's principal shareholders. The Company has agreed to pay the registration expenses arising in connection with the registration of these shares. The selling expenses will be paid by Messrs. Blosch and Holmes.


     On April 15, 1997, the Company entered into a consulting contract with DMG Advisors, L.L.C., a Nevada limited liability corporation ("DMG"). Kirk Blosch and Jeff W. Holmes, two of the Company's principal shareholders, are members and managers of DMG. Under the consulting contract, the Company paid an initial fee of $50,000 and is paying $10,000 per month through April 15, 1999 in exchange for the consulting services of DMG in the nature of strategic planning, public relations, advice regarding financings, and the identification and evaluation of potential acquisitions of new products or companies. The Company is also obligated to pay reasonable business expenses incurred by DMG.

     Pursuant to a Stock Purchase Agreement, dated December 1, 1996 between the Company and Blosch & Holmes, L.L.C., a Utah limited liability company, as amended on September 30, 1997, Blosch & Holmes has the right to appoint one member of the Company's board of directors, provided that such nominee must be acceptable to the Company. Kirk Blosch and Jeff W. Holmes, principal shareholders of the Company, are the two member/managers of Blosch & Holmes. The right to appoint a member of the Company's board of directors expires when Blosch & Holmes, together with Kirk Blosch and Jeff W. Holmes, no longer holds at least 6.5% of the outstanding voting stock of the Company. Blosch & Holmes has not exercised this right.

     For a description of the compensation arrangements between the Company and its officers and directors, see "MANAGEMENT -- Compensation of Executive Officers" and "-- Compensation of Directors."

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


     The Company is authorized to issue 10,000,000 shares of Common Stock, par value $0.001 per share. As of November 20, 1997, there were 2,063,826 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters to be voted on by stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors, and if they do so, minority shareholders would not be able to elect any members to the Board of Directors. The Company's Board of Directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company by its existing shareholders and which may dilute the book value of the Common Stock.


     Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription, sinking fund, or conversion rights. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Company's Board of Directors from time to time out of funds legally available therefor. The Company has not paid cash dividends on its Common Stock in the past and does not anticipate that it will pay dividends in the foreseeable future. Additionally, the Company is restricted from declaring any cash dividends under its current line of credit arrangement. In the event of liquidation of the Company, the shares of the Company's Common Stock are entitled to share equally in the corporate assets after satisfaction of all liabilities.


PREFERRED STOCK



     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock, par value $0.001 per share, in one or more series and to fix the rights, preferences, privileges, qualifications, limitations, and restrictions thereof, and the number of shares constituting any series or the designation of such series. The existence of unissued Preferred Stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, thereby protecting the continuity of the Company's management. In addition, the issuance of Preferred Stock may also have the effect of discouraging bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding and the Company has no current plans to issue any shares of Preferred Stock.


WARRANTS


     As of November 20, 1997, the Company had outstanding warrants to acquire 500,000 shares of Common Stock. These warrants were originally granted to Blosch & Holmes, L.L.C., a Utah limited liability company ("BH") pursuant to a Stock Purchase Agreement entered into by the Company and BH on December 1,

1996. This transaction closed on February 12, 1997. The transaction included the sale by the Company of 500,000 shares of Common Stock and warrants to acquire 500,000 shares of Common Stock at $3.50 per share for a period of five years from the date of closing. BH subsequently assigned all 500,000 of these warrants to sixteen persons. Of these 500,000 warrant shares, 150,000 will be sold in this Offering if the Underwriters' over-allotment option is exercised in full. Of these 500,000 warrant shares, 350,000 will still be purchaseable upon exercise of the warrants following this Offering. See "UNDERWRITING."


STOCK OPTIONS

     As of September 30, 1997, the Company had outstanding options for 314,190 shares of Common Stock pursuant to the Company's Stock Option Plan at a weighted-average exercise price of $12.37 per share. The Company has reserved 600,000 shares of Common Stock for issuance under the Stock Option Plan. Out of these 600,000 shares, as of September 30, 1997, 241,700 shares were available for future grants.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS



     Certain provisions of the Company's Certificate of Incorporation (the "Certificate") and the Bylaws may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The Certificate and Bylaws provide that the Board of Directors shall have authority to fix the number of directors and to fill vacancies of the Board of Directors as such vacancies occur. The Certificate and Bylaws also provide for the Board of Directors to be classified into three classes of directors serving staggered three-year terms. As a result, one-third of the Board of Directors will be elected each year. Moreover, the Certificate provides that these provisions of the Certificate relating to number, vacancies, and classification of the Board of Directors may only be amended by a vote of at least 66 2/3% of the shareholders. Finally, the Bylaws provide that special meetings of the stockholders may only be called by the President of the Company or pursuant to a resolution adopted by a majority of the Board of Directors.



CERTAIN PROVISIONS OF DELAWARE LAW



     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) after consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owns at least 85% of the voting stock of the Company then outstanding (exclusive of voting stock held by certain employee stock plans and voting stock held by persons who are both directors and officers of the Company), or (iii) on or subsequent to such date, the transaction is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of Company's voting stock.


TRANSFER AGENTS AND REGISTRARS

     The Transfer Agents and Registrars of the Common Stock offered hereby are ChaseMellon Shareholder Services, New York, New York, and Colonial Stock Transfer Company, Salt Lake City, Utah.


                        SHARES ELIGIBLE FOR FUTURE SALE



     Upon completion of this Offering, the Company will have 3,263,826 shares of Common Stock outstanding (3,413,826 if the Underwriters' over-allotment option is exercised in full). Of the outstanding shares of Common Stock, 2,049,836 (2,229,836 if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933 (the "Securities Act"), unless held by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act ("Affiliates").


     The remaining 1,363,990 shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. Of these restricted securities, 26,202 shares are not subject to lockup agreements and will be immediately eligible for sale in the public market following this Offering, pursuant to Rule 144(k). An additional 198,590 shares of restricted securities are not subject to lockup agreements and will become eligible for sale in the public markets from time to time pursuant to Rule 144.



     Certain members of the Company's Board of Directors (hereafter referred to as the "Founders"), Kirk Blosch, Jeff W. Holmes, and Blosch & Holmes, L.L.C. (owning the remaining 1,139,198 shares of restricted securities) have agreed, pursuant to lockup agreements contained in the Underwriting Agreement in this Offering, that they will not sell, directly or indirectly, any Common Stock without the prior written consent of the Representatives for a period of 180 days after the closing date of this Offering. Upon the expiration of the 180 day period, these shares will become eligible for sale in the public market subject to the limitations for sales by Affiliates under Rule 144. Conditioned on the Offering, the Company has granted demand registration rights with respect to 350,000 shares of Common Stock issuable upon the exercise of warrants held by Kirk Blosch and Jeff W. Holmes. These registration rights become exercisable for a two-year period commencing February 1, 1997. The Founders also hold vested options to purchase 37,200 shares of Common Stock at exercise prices ranging between $3.85 and $5.00 per share pursuant to the Company's Amended 1993 Stock Option Plan (the "Stock Option Plan"). Additionally, the Founders hold options to purchase 210,000 shares of Common Stock which become exercisable in four equal annual installments beginning September 30, 1998 at an exercise price of $16.4375. All of these options could be exercised and the shares received therefrom could also be eligible for sale in the public market subject to the limitations for sales by Affiliates under Rule 144. Notably, at some time following this Offering, the Company may register for public sale the shares issued pursuant to the Stock Option Plan. The Founders have included 30,000 shares of Common Stock (exclusive of the 1,139,198 shares that will be subject to lockup agreements) owned by them in the over-allotment option in this Offering.


     On October 26, 1996, the Company paid $50,000 in cash and issued 130,000 shares of unregistered Common Stock to a non-Affiliate in exchange for 3.7 acres of land for its new headquarters and manufacturing facility. This non-Affiliate has agreed, pursuant to a lockup agreement, that he will not sell any of the 130,000 shares of Common Stock for a period of two years ending October 29, 1998. This individual has further agreed not to sell more than 25,000 shares of Common Stock during any 90-day period after the expiration of the two-year lockup period. Pursuant to Rule 144(k), this individual will not be subject to the volume, notice, and other restrictions of Rule 144, and (subject to the 90-day 25,000 shares limitation described above), may freely sell his shares in the public markets after the two-year lockup period.

     Pursuant to the Company's Stock Option Plan, certain non-Affiliate holders of vested options to purchase 52,990 shares of Common Stock are not subject to lockup agreements and could exercise their options and sell these shares after one year from the date of exercise under Rule 144. The exercise prices of the options granted and outstanding under the Stock Option Plan range from $2.50 to $5.00. The Company has authorized 600,000 shares of Common Stock to be issued under the Stock Option Plan. Out of these 600,000 shares, as of September 30, 1997, 241,700 shares were available for future grants. Notably, at some time following this Offering, the Company may register for public sale the shares issued pursuant to the Stock Option Plan.

     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, as well as persons who may be deemed Affiliates, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manners of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an Affiliate at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an Affiliate.

     The Company cannot predict the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Company have agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of such Underwriters for whom Wedbush Morgan Securities, Inc. and EVEREN Securities, Inc. (the "Representatives") are acting as representatives, has agreed severally to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all such shares if any such shares are purchased.



                                                                                     NUMBER
                                   UNDERWRITER                                      OF SHARES
----------------------------------------------------------------------------------  ---------
Wedbush Morgan Securities, Inc. ..................................................    420,000
                                                                                    ---------
EVEREN Securities, Inc............................................................    420,000
Cowen & Company...................................................................     30,000
A.G. Edwards & Sons, Inc..........................................................     30,000
Advest Inc. ......................................................................     20,000
Crowell, Weedon & Co. ............................................................     20,000
Cruttenden Roth Incorporated......................................................     20,000
D.A. Davidson & Co. ..............................................................     20,000
Fahnestock & Co. Inc. ............................................................     20,000
John G. Kinnard and Co. Inc ......................................................     20,000
LT Lawrence & Co., Inc. ..........................................................     20,000
The Ohio Company..................................................................     20,000
Pennsylvania Merchant Group Ltd. .................................................     20,000
Sands Brothers & Co., Ltd. .......................................................     20,000
The Seidler Companies Incorporated................................................     20,000
Southwest Securities, Inc. .......................................................     20,000
Sutro & Co. Incorporated..........................................................     20,000
Vector Securities International, Inc. ............................................     20,000
GBS Financial Corp. ..............................................................     10,000
TriQuest Financial Inc. ..........................................................     10,000
                                                                                    ---------
          Total...................................................................  1,200,000
                                                                                    =========



     The Representatives have advised the Company and the Selling Security Holders that the several Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers at such price less a concession not in excess of $0.43 per share, and that the Underwriters and those dealers may reallow certain dealers, including any Underwriters, a discount not in excess of $0.10 per share. After the Offering, the public offering price, concessions, and reallowance to dealers may be changed by the Representatives.


     The Shares are being offered by the several Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel, or modify the offer and to reject any order in whole or in part.

     In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

     Pursuant to the Underwriting Agreement, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the Offering, including liabilities under the Securities Act, or to contribute payments that the Underwriters may be required to make in respect thereof.

OVER-ALLOTMENT OPTION


     The Selling Shareholders have granted an option to the Underwriters, exercisable during the 45-day period after the date of this Prospectus, to purchase up to a maximum of 30,000 Shares that are currently held by management of the Company and 150,000 warrants for the purchase of Shares. The Underwriters may exercise the option only to cover overallotments in the sale of the Shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise the option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the Shares or to purchase and exercise the warrants in the same percentage as the number of Shares to be purchased and offered by such Underwriter in the above table bears to 1,200,000. The Underwriters will exercise the 150,000 warrants so acquired and resell all of the shares. The Underwriters will pay the aggregate exercise price ($525,000) to the Company and will pay to the Warrant Holders the difference between the aggregate exercise price and the aggregate sales price (less underwriting discounts and commissions).



REPRESENTATIVES' WARRANTS



     Upon purchase by the Underwriters of the 1,200,000 Shares of Common Stock offered hereby, the Company will sell to the Representatives for their own account, stock purchase warrants covering an aggregate of 100,000 shares of Common Stock exercisable at a price equal to 120% of the public offering price set forth on the cover of this Prospectus and expiring five years from the effective date ("Effective Date") of this Offering. The Representatives will pay a price of $.01 per warrant. The Representatives' warrants are restricted from sale, transfer, assignment, or hypothecation for a period of one year from the Effective Date and may be exercised as to all or any lesser number of shares of Common Stock commencing 12 months after the effective date of this Offering. The Representatives' warrants will contain provisions that require the Company, under certain circumstances, to register one time for sale (at any time prior to the fifth anniversary of the Effective Date) or to qualify for an exemption from time to time under applicable securities laws the shares of Common Stock issuable upon exercise of the Representatives' warrants. The Representatives' warrants also have additional registration rights permitting the warrant holders, with certain restrictions, to elect to participate in registered public offerings of securities by the Company at any time prior to the seventh anniversary of the Effective Date. Except by operation of law or by reason of the reorganization of the Company, the Representatives' warrants are not transferrable by the warrant holders prior to November 21, 1998 other than to officers or partners of the Representatives and members of any selling group in connection with this Offering and/or their officers or partners. The Representatives' warrants' exercise price and the number of shares of Common Stock are subject to adjustment to protect the warrant holders against dilution in certain events.


LOCK-UP AGREEMENTS


     The Company, its officers and directors, and certain other stockholders of the Company holding 1,139,198 shares of Common Stock and warrants to acquire an additional 500,000 shares of Common Stock in the aggregate have agreed, pursuant to lock-up agreements contained in the Underwriting Agreement in this Offering, that for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of the Representatives, offer, sell, pledge, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, pledge, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any shares of the Common Stock or other capital stock or securities convertible into or exercisable or exchangeable for any shares of Common Stock or other capital stock, except that the Company may, without consent, issue shares of Common Stock upon exercise of outstanding stock options, and except that the holders of certain warrants to acquire 350,000 shares have the right to require that the Company register the shares issuable upon exercise of such warrants for sale pursuant to the Securities Act once during the two-year period commencing February 1, 1998.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby will be passed upon for the Company by Jones, Waldo, Holbrook & McDonough, Salt Lake City, Utah. Certain legal matters will be passed upon for the Underwriters by Riordan & McKinzie, Orange County, California.

                                    EXPERTS

     The consolidated financial statements of ZEVEX International, Inc. (i) as of September 30, 1997, and for the nine-month period ended September 30, 1997, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, (ii) as of December 31, 1996, and for the year ended December 31, 1996, appearing in this Prospectus and registration statement have been audited by Daines and Rasmussen, P.C., independent auditors, and (iii) as of December 31, 1995, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and registration statement have been audited by Nielsen, Grimmett & Company, independent auditors, each as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to such exhibit. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's public reference facility at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Pacific regional offices of the Commission at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of all or any part of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 after payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission") under File No. 33-19583. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and at the following regional offices of the Commission: Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60661 and Northeast Regional Office, 7 World Trade Center, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Web site is http://www.sec.gov. The Company's stock is traded on the American Stock Exchange under the symbol "ZVX," and reports and other information concerning the Company may also be inspected at the American Stock Exchange.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Nielsen, Grimmett & Company, Independent Auditors...........................   F-2
Report of Daines and Rasmussen, P.C., Independent Auditors............................   F-3
Report of Ernst & Young LLP, Independent Auditors.....................................   F-4
Consolidated Balance Sheets -- December 31, 1995 and 1996 and September 30, 1997......   F-5
Consolidated Statements of Operations -- Years ended December 31, 1994, 1995, and 1996
  and the nine months ended September 30, 1996 (unaudited) and 1997...................   F-6
Consolidated Statements of Stockholders' Equity -- Years ended December 31, 1994,
  1995, and 1996 and the nine months ended September 30, 1997.........................   F-7
Consolidated Statements of Cash Flows -- Years ended December 31, 1994, 1995, and 1996
  and the nine months ended September 30, 1996 (unaudited) and 1997...................   F-8
Notes to Consolidated Financial Statements............................................   F-9

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ZEVEX International, Inc.

     We have audited the accompanying consolidated balance sheets of Zevex International, Inc. and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zevex International, Inc. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/  Nielsen, Grimmett & Company

Salt Lake City, Utah
February 12, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ZEVEX International, Inc.

     We have audited the accompanying consolidated balance sheet of ZEVEX International, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     The consolidated financial statements of ZEVEX International, Inc. and Subsidiary as of December 31, 1995 and 1994, were audited by other auditors whose report dated February 12, 1996, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZEVEX International, Inc. and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Daines and Rasmussen, P.C.

Salt Lake City, Utah
February 13, 1997

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ZEVEX International, Inc.

     We have audited the accompanying consolidated balance sheet of ZEVEX International, Inc. and subsidiary as of September 30, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZEVEX International, Inc. and subsidiary as of September 30, 1997, and the results of their operations and their cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Salt Lake City, Utah
October 15, 1997

                           ZEVEX INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                           DECEMBER 31
                                                    -------------------------
                                                       1995           1996        SEPTEMBER 30, 1997
                                                    ----------     ----------     ------------------
Current assets:
  Cash and cash equivalents.....................    $  870,333     $2,085,055         $  135,699
  Cash restricted for sinking fund payment on
     industrial development bond................            --             --             50,306
  Accounts receivable, net of allowance for
     doubtful accounts of none (1995 and 1996)
     and $33,000, respectively..................     1,209,794      1,429,521          1,835,011
  Inventories...................................       791,960      1,344,297          3,341,095
  Marketable securities.........................            --        203,109            210,921
  Deferred offering costs.......................            --             --            154,694
  Deferred income taxes.........................            --             --            113,161
  Prepaid expenses..............................         2,835         46,808              9,064
                                                    ----------     ----------         ----------
          Total current assets..................     2,874,922      5,108,790          5,849,951

Property and equipment, net.....................       363,771      1,207,034          3,887,302
Patents and trademarks, net of amortization of
  none, $1,700 and $4,985, respectively.........            --         49,357             75,656
Other assets....................................         8,682          3,489                755
                                                    ----------     ----------         ----------
                                                    $3,247,375     $6,368,670         $9,813,664
                                                    ==========     ==========         ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................    $  191,562     $  339,023         $  855,147
  Accrued liabilities...........................        96,206        188,878            339,584
  Income taxes payable..........................        58,735             --            267,379
  Bank line of credit...........................            --         60,108            700,000
  Current portion of industrial development
     bond.......................................            --             --            100,000
                                                    ----------     ----------         ----------
          Total current liabilities.............       346,503        588,009          2,262,110

Deferred income taxes...........................            --         79,212             40,367
Industrial development bond.....................            --      2,000,000          1,900,000

Stockholders' equity:
  Common stock, $.04 par value: authorized
     5,000,000 shares, issued 1,365,716,
     1,495,716 and 2,063,826 shares,
     respectively...............................        54,629         59,829             82,553
  Additional paid in capital....................     1,344,833      1,794,633          3,270,884
  Retained earnings.............................     1,501,410      1,846,987          2,257,750
                                                    ----------     ----------         ----------
          Total stockholders' equity............     2,900,872      3,701,449          5,611,187
                                                    ----------     ----------         ----------
                                                    $3,247,375     $6,368,670         $9,813,664
                                                    ==========     ==========         ==========

                            See accompanying notes.

                           ZEVEX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                       ------------------------------------   -----------------------
                                          1994         1995         1996                      1997
                                       ----------   ----------   ----------      1996      ----------
                                                                              ----------
                                                                              (UNAUDITED)
Revenue:
  Product sales......................  $3,295,714   $4,968,108   $4,891,272   $3,513,581   $5,534,205
  Engineering services...............      36,723      327,654      772,461      364,674      777,285
                                       ----------   ----------   ----------   ----------   ----------
                                        3,332,437    5,295,762    5,663,733    3,878,255    6,311,490
  Cost of sales......................   2,016,670    3,065,553    2,936,055    2,121,740    3,475,154
                                       ----------   ----------   ----------   ----------   ----------
  Gross profit.......................   1,315,767    2,230,209    2,727,678    1,756,515    2,836,336
Operating expenses:
  General and administrative.........     840,063    1,060,275    1,363,900      833,115    1,198,499
  Selling and marketing..............     183,924      264,653      528,417      381,508      528,417
  Research and development...........     419,278      502,255      527,562      360,335      521,870
                                       ----------   ----------   ----------   ----------   ----------
Total operating expenses.............   1,443,265    1,827,183    2,419,879    1,574,958    2,248,786
                                       ----------   ----------   ----------   ----------   ----------
Operating income (loss)..............    (127,498)     403,026      307,799      181,557      587,550
Other income (expense):
  Interest income....................      36,127       40,829       53,819       35,804       66,367
  Interest expense...................          --           --      (12,981)          --      (56,381)
  Unrealized gain on marketable
     securities......................          --           --      203,109           --        7,812
                                       ----------   ----------   ----------   ----------   ----------
Income (loss) before (provision)
  benefit for income taxes...........     (91,371)     443,855      551,746      217,361      605,348
(Provision) benefit for income
  taxes..............................      66,709     (127,055)    (206,169)     (74,651)    (194,585)
                                       ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $  (24,662)  $  316,800   $  345,577   $  142,710   $  410,763
                                       ==========   ==========   ==========   ==========   ==========
  Net income (loss) per common
     share...........................  $     (.02)  $      .24   $      .25   $      .10   $      .18
                                       ==========   ==========   ==========   ==========   ==========
Weighted average number of common
  shares.............................   1,130,609    1,305,812    1,388,511    1,365,716    2,315,802
                                       ==========   ==========   ==========   ==========   ==========

                            See accompanying notes.

                           ZEVEX INTERNATIONAL, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    COMMON STOCK       ADDITIONAL
                                 -------------------    PAID IN      RETAINED    TREASURY
                                  SHARES     AMOUNT     CAPITAL      EARNINGS     STOCK       TOTAL
                                 ---------   -------   ----------   ----------   --------   ----------
Balances at December 31,
  1993.........................  1,138,109   $45,525   $1,344,833   $1,218,376   $(33,750)  $2,574,984
  Net loss.....................         --        --           --      (24,662)        --      (24,662)
                                 ---------   --------  ----------   ----------   --------   ----------
Balances at December 31,
  1994.........................  1,138,109    45,525    1,344,833    1,193,714    (33,750)   2,550,322
  Contribution of treasury
     stock to employee stock
     ownership plan............         --        --           --           --     33,750       33,750
  Common stock dividend........    227,607     9,104           --       (9,104)        --           --
  Net income...................         --        --           --      316,800         --      316,800
                                 ---------   --------  ----------   ----------   --------   ----------
Balances at December 31,
  1995.........................  1,365,716    54,629    1,344,833    1,501,410         --    2,900,872
  Issuance of common stock for
     acquisition of land.......    130,000     5,200      449,800           --         --      455,000
  Net income...................         --        --           --      345,577         --      345,577
                                 ---------   --------  ----------   ----------   --------   ----------
Balances at December 31,
  1996.........................  1,495,716    59,829    1,794,633    1,846,987         --    3,701,449
  Issuance of common stock for
     cash......................    500,000    20,000    1,230,000           --         --    1,250,000
  Exercise of stock options for
     cash......................     44,110     1,764       67,211           --         --       68,975
  Exercise of warrants for
     cash......................     24,000       960      179,040           --         --      180,000
  Net income...................         --        --           --      410,763         --      410,763
                                 ---------   --------  ----------   ----------   --------   ----------
Balances at September 30,
  1997.........................  2,063,826   $82,553   $3,270,884   $2,257,750   $     --   $5,611,187
                                 =========   ========  ==========   ==========   ========   ==========

                            See accompanying notes.

                           ZEVEX INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                       -------------------------------------   -------------------------
                                                          1994         1995         1996          1996          1997
                                                       -----------   ---------   -----------   -----------   -----------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)....................................  $   (24,662)  $ 316,800   $   345,577    $ 142,710    $   410,763
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
    Depreciation and amortization....................      128,672     153,523       232,625      156,570        177,021
    Provision (benefit) for deferred income taxes....           --          --        79,212           --       (152,006)
    Contribution of treasury stock to ESOP...........           --      33,750            --           --             --
    Unrealized gain on marketable securities.........           --          --      (203,109)          --         (7,812)
    Changes in operating assets and liabilities:
      Increase in restricted cash for sinking fund
         payment on industrial development bond......           --          --            --           --        (50,306)
      (Increase) decrease in accounts receivable.....     (110,044)   (357,915)     (219,727)     346,859       (405,490)
      Increase in inventories........................     (276,529)   (100,895)     (552,337)    (664,780)    (1,996,798)
      Increase in deferred offering costs............           --          --            --           --       (154,694)
      (Increase) decrease in prepaid expenses........     (113,472)    133,540       (43,973)     (48,348)        37,744
      (Increase) decrease in other assets............       (2,306)     (4,467)        5,193           --          2,734
      Increase (decrease) in accounts payable........       32,520        (660)      147,461      153,042        516,124
      Increase in accrued liabilities................       15,440      14,721        92,672        5,932        150,706
      Increase (decrease) in income taxes payable....     (111,340)     58,735       (58,735)     (58,735)       267,379
                                                       -----------   ---------   -----------    ---------    -----------
Net cash provided by (used in) operating
  activities.........................................     (461,721)    247,132      (175,141)      33,250     (1,204,635)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...................     (136,744)   (241,131)     (619,188)    (429,835)    (2,854,004)
Addition of patents and trademarks...................           --          --       (51,057)          --        (29,584)
                                                       -----------   ---------   -----------    ---------    -----------
Net cash used in investing activities................     (136,744)   (241,131)     (670,245)    (429,835)    (2,883,588)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock...............           --          --            --           --      1,498,975
Proceeds from bank line of credit....................           --          --        60,108           --        700,000
Repayment of bank line of credit.....................           --          --            --           --        (60,108)
Proceeds from industrial development bond............           --          --     2,000,000           --             --
                                                       -----------   ---------   -----------    ---------    -----------
Net cash provided by financing activities............           --          --     2,060,108           --      2,138,867
                                                       -----------   ---------   -----------    ---------    -----------
Net increase (decrease) in cash and cash
  equivalents........................................     (598,465)      6,001     1,214,722     (396,585)    (1,949,356)
Cash and cash equivalents at beginning of period.....    1,462,797     864,332       870,333      870,333      2,085,055
                                                       -----------   ---------   -----------    ---------    -----------
Cash and cash equivalents at end of period...........  $   864,332   $ 870,333   $ 2,085,055    $ 473,748    $   135,699
                                                       ===========   =========   ===========    =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest.........................................  $        --   $     438   $     6,530    $      --    $    56,678
    Income taxes.....................................      156,499      19,200       170,839       39,035         80,218
SUPPLEMENTAL SCHEDULE OF NON CASH FINANCING
  ACTIVITIES
Issuance of common stock dividend, 227,607 shares....  $        --   $   9,104   $        --    $      --    $        --
Issuance of common stock for acquisition of land,
  130,000 shares.....................................           --          --       455,000           --             --

                            See accompanying notes.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The Company was incorporated under the laws of the State of Nevada on December 30, 1987. The Company was originally incorporated as Downey Industries, Inc. and changed its name to ZEVEX International, Inc. on August 15, 1988. The Company designs and manufactures advanced medical devices, including surgical systems, device components, and sensors for medical technology companies. The Company also designs, manufactures, and markets its own medical devices using its proprietary technologies. The Company's design and manufacturing service customers are medical technology companies, which sell the Company's systems and devices under private labels or incorporate the Company's devices into their products.

  Principles of Consolidation

     The consolidated financial statements include the accounts of ZEVEX International, Inc. (Company) and its wholly-owned subsidiary ZEVEX, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

  Interim Financial Information

     The financial statements for the nine months ended September 30, 1996 and related notes are unaudited but include all adjustments (consisting solely of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the nine-month periods ended September 30, 1996 and 1997 are not necessarily indicative of the operating results to be expected for the full year.

  Reclassifications

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk

     The Company's financial instruments consist primarily of cash, cash equivalents and trade accounts receivable. Cash and cash equivalents are held in federally insured financial institutions or invested in high grade short-term commercial paper issued by major United States corporations. The Company sells its products primarily to, and has trade receivables with, independent durable medical equipment manufacturers and dealers in the United States and abroad. During the periods presented, four of the Company's customers

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

accounted for more that 10% of net product sales. (see Note 12 -- Major Customers) Less than 10% of product sales are to foreign customers.

     As a general policy, collateral is not required for accounts receivable; however, the Company periodically monitors the need for an allowance for doubtful accounts based upon expected collections of accounts receivable and specific identification of uncollectible accounts. Additionally, customers' financial condition and credit worthiness are regularly evaluated. Historical losses have not been material.

  Inventories

     Inventories are stated at the lower of cost or market; cost is determined using the first-in, first-out method.

  Marketable Securities

     The Company's short-term investments are comprised of equity securities, all classified as trading securities, which are carried at their fair value based upon quoted market prices of those investments at December 31, 1996 and September 30, 1997. Accordingly, net unrealized holding gains for the periods ending December 31, 1996 and September 30, 1997 of $203,109 and $7,812, respectively, are included in net income.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over expected useful lives of three to twenty-five years using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining lease term or their estimated useful lives.

     Major replacements, which extend the useful lives of equipment, are capitalized and depreciated over the remaining useful life. Normal maintenance and repair items are charged to costs and expenses as incurred.

  Patents and Trademarks

     The costs of acquired and internally developed patents and trademarks are amortized over the lesser of fifteen years or the estimated useful life of the intangible asset on the straight-line basis. The Company periodically reviews the recoverability of patents and trademarks as well as other long-term assets and, where impairment in value has occurred, such intangibles are written down to net realizable value.

  Income Taxes

     The Company provides for income taxes based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

  Stock Options

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees(APB 25) and related Interpretations in accounting for its employee stock options rather than adopting the alternative fair value accounting provided for under Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-based Compensation. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

  Revenue Recognition

     The Company records revenue from the sale of manufactured products upon shipment. Revenue from contracts to perform engineering design and product development services are generally recognized as milestones are achieved and costs are expensed as incurred.

  Advertising Costs

     Advertising costs are expensed during the year in which they are incurred. Advertising expenses were $39,027, $39,237, $113,566, $78,961 and $64,832, respectively for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.

  Net Income (Loss) Per Common Share

     Primary earnings (loss) per common share is calculated by dividing net income (loss) for the period by the weighted average number of the Company's common shares outstanding and dilutive common equivalent shares from stock options and warrants, as calculated using the treasury stock method. The treasury stock method requires calculating commons stock equivalents using the average stock price for the period.

     Fully diluted earnings (loss) per common share reflect the calculation of the number of common equivalent shares based on the stock price at the end of the period. Fully diluted per common share amounts were not reported in 1995 and 1996 because the difference was not material from primary earnings per common share. The fully diluted earnings per common share was $.17 for the nine months ended September 30, 1997. The weighted average number of common shares outstanding used in the fully diluted calculation was 2,390,186.

     All shares held in the Company's Employee Stock Ownership Plan (ESOP) are considered outstanding for both primary and fully diluted earnings per share calculations. All share and per share data is stated to reflect a 20 percent stock dividend declared by the Board of Directors in March 1995 (see Note 9 -- Stockholders' Equity).

  New Accounting Pronouncements

     In 1997 the FASB issued SFAS No. 128, Earnings Per Share, SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As of September 30, 1997, these standards were either not effective or not yet adopted by the Company. The Company believes the new standards will not have a material impact on the Company's consolidated financial statements presented herein or in the future.

 2. INVENTORIES

     Inventories consist of the following:

                                                       DECEMBER 31
                                                 -----------------------     SEPTEMBER 30,
                                                   1995          1996            1997
                                                 --------     ----------     -------------
        Materials..............................  $545,927     $  936,938      $ 2,223,633
        Work in progress.......................   227,154        292,423          957,860
        Finished goods, including completed
          subassemblies........................    18,879        114,936          159,602
                                                 --------     ----------       ----------
                                                 $791,960     $1,344,297      $ 3,341,095
                                                 ========     ==========       ==========

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                       DECEMBER 31
                                                 -----------------------     SEPTEMBER 30,
                                                   1995          1996            1997
                                                 --------     ----------     -------------
        Machinery and equipment................  $341,929     $  433,171      $   490,845
        Furniture and fixtures.................   271,868        365,797          507,942
        Vehicles...............................     4,500          4,500            4,500
        Tooling costs..........................   165,260        406,219          495,986
        Leasehold improvements.................    40,429         54,464           54,464
        Building...............................        --        129,023        2,693,441
        Land...................................        --        505,000          505,000
                                                 --------     ----------       ----------
                                                  823,986      1,898,174        4,752,178
        Less accumulated depreciation and
          amortization.........................   460,215        691,140          864,876
                                                 --------     ----------       ----------
                                                 $363,771     $1,207,034      $ 3,887,302
                                                 ========     ==========       ==========

     Depreciation expense for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 amounted to $128,672, $153,523, $230,925, $155,680 and $173,736, respectively.

 4. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                              DECEMBER 31
                                                          --------------------       SEPTEMBER 30
                                                           1995         1996             1997
                                                          -------     --------       -------------
Accrued payroll and related taxes and benefits........    $96,206     $182,427         $ 153,737
Professional fees.....................................         --           --           154,694
Warranty reserve......................................         --           --            25,000
Accrued interest......................................         --        6,451             6,153
                                                          -------     --------          --------
                                                          $96,206     $188,878         $ 339,584
                                                          =======     ========          ========

 5. INCOME TAXES

     The (provision) benefit for income taxes is made, at Federal and State statutory rates, based on earnings reported in the financial statements for the amount of income taxes payable currently.

     Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

     Temporary differences giving rise to the deferred tax liability consist primarily of the excess of depreciation for tax purposes over the amount recorded for financial reporting purposes and unrealized gains on marketable securities being reported differently for financial reporting and tax purposes.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

     The (provision) benefit for income taxes consists of the following:

                                                      YEAR ENDED               NINE MONTHS ENDED
                                                     DECEMBER 31,                SEPTEMBER 30,
                                            -------------------------------   --------------------
                                             1994       1995        1996        1996       1997
                                            -------   ---------   ---------   --------   ---------
Current taxes:
  Federal.................................  $21,480   $(153,228)  $(137,196)  $(63,783)  $(278,501)
  State...................................    3,790     (22,440)    (17,936)   (10,868)    (40,400)
  R&D credit..............................   41,439      48,613      28,175         --      51,522
Deferred taxes:
  Federal.................................       --          --     (69,057)        --      63,572
  State...................................       --          --     (10,155)        --       9,222
                                            -------   ---------   ---------   --------   ---------
(Provision) benefit for
  income taxes............................  $66,709   $(127,055)  $(206,169)  $(74,651)  $(194,585)
                                            =======   =========   =========   ========   =========

     The actual tax (expense) benefit differs from the 34% Federal statutory rate as follows:

                                                      YEAR ENDED               NINE MONTHS ENDED
                                                     DECEMBER 31,                SEPTEMBER 30,
                                            -------------------------------   --------------------
                                             1994       1995        1996        1996       1997
                                            -------   ---------   ---------   --------   ---------
Expected tax (expense) benefit at
  federal rate............................  $31,066   $(153,461)  $(187,594)  $(73,902)  $(205,818)
State income tax (expense) benefit,
  net of federal benefit..................    3,280     (16,064)    (18,208)      (749)    (15,069)
Research and development credit...........   41,439      48,613      28,175         --      34,005
Non-deductible expenses...................   (9,076)     (5,366)     (6,164)        --      (7,121)
Other.....................................       --        (777)    (22,378)        --        (582)
                                            -------   ---------   ---------   --------   ---------
          Total (provision) benefit for
            income taxes..................  $66,709   $(127,055)  $(206,169)  $(74,651)  $(194,585)
                                            =======   =========   =========   ========   =========

 6. BANK LINE OF CREDIT

     On September 29, 1996, the Company renewed its line of credit arrangement with a financial institution for which total indebtedness may not exceed $3,024,658. The line matures on May 31, 1998. The line of credit is collateralized by accounts receivable, inventory and property and equipment and bears interest at a rate of prime plus 1%; 9.25% and 9.50% at December 31, 1996 and September 30, 1997, respectively. The Company owes $700,000 on the line of credit at September 30, 1997. Under the current line of credit agreement, the Company is restricted from declaring cash dividends.

 7. INDUSTRIAL DEVELOPMENT BOND

     On October 30, 1996, the Company completed a transaction defined as "Murray City, Utah, Adjustable Rate Industrial Development Revenue Bonds, Series 1996 (ZEVEX, Inc. Project)" in the amount of $2,000,000. The bonds are secured by an irrevocable Letter of Credit issued by a bank, which is subject to expiration no later than April 15, 2002. The bonds bear interest at an adjustable rate based on the weekly tax-exempt floater rate as determined by the remarketing agent. The bonds mature on October 1, 2016. Principal reductions occur in the amount of $100,000 per year at a rate of $8,333 per month starting April 1, 1997. The outstanding balance was $2,000,000 at September 30, 1997.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

 8. EMPLOYEE BENEFIT PLANS

  401(k) Profit Sharing Plan

     During 1991, the Company established a qualified 401(k) profit sharing plan covering substantially all employees. Eligible employees may defer a portion of their salary. At the discretion of the Board of Directors, the Company may make a contribution of an additional amount of up to four percent (4%) of the eligible employees' salary and a discretionary amount to be determined each year by the Board of Directors. Employees are fully vested after seven years. Contributions to the plan for the year ended December 31, 1994, 1995 and 1996 were $35,436, $77,037 and $86,035, respectively, and $36,866 and $49,261 for the nine months ended September 30, 1996 and 1997, respectively. The Company shows a payable to the plan of $9,718, $38,000, and $12,606 at December 31, 1995 and 1996, and September 30, 1997 respectively.

  Employees' Stock Ownership Plan

     Effective October 14, 1993, the Company adopted an Employee Stock Ownership Plan, that covers all employees who are over the age of 21, have been employed for at least 90 days and who provide at least 1,000 hours of service.

     Full vesting will occur after seven years of service or upon normal retirement at 65 years of age. Contributions to the plan are at the discretion of the Board of Directors with no minimum annual funding requirements. Contributions to the plan primarily will be made with common stock of the Company.

     The Company had previously made a contribution to the plan for the year ended December 31, 1995 of 9,500 shares with a cost of $33,750. No contribution was made for the year ended December 31, 1994 and 1996 or for the nine months ended September 30, 1997.

 9. STOCKHOLDERS' EQUITY

  Stock Dividend

     On March 8, 1995, the Company declared a 20% stock dividend payable on April 3, 1995 to all stockholders of record on March 23, 1995.

  Issuance of Common Stock

     On November 29, 1996, the Company paid cash of $50,000 and issued 130,000 shares of the Company's common stock for the purchase of 3.7 acres of land in Murray, Utah for the purpose of constructing a manufacturing facility.

     On February 12, 1997, the Company completed a private placement offering for $1,250,000 of its securities, which consist of 500,000 units at a price of $2.50 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at a price of $3.50 per share. The issued shares and shares underlying the warrants are entitled to registration rights for a period of five years from completion of the offering.

  Repurchase of Common Stock Units

     The Company previously repurchased 13,440 shares of outstanding common stock for $50,400. The Company subsequently in 1993 and 1995 contributed all 13,440 shares to the Employee's Stock Ownership Plan (see Note 8 -- Employees' Stock Ownership Plan).

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

  Warrants

     The Company issued a warrant to purchase 24,000 shares of common stock at $7.50 per share pursuant to a public offering of the Company's common stock in 1993. This warrant expires May 7, 1998. The shares underlying this warrant are entitled to registration rights. On September 30, 1997, the warrant was exercised and the warrant holders waived their registration rights.

     In February 1997, the Company issued 500,000 warrants in connection with a $1,250,000 private placement offering, as discussed above.

  Common Stock Reserved for Future Issuance

     At September 30, 1997, the Company had reserved 1,055,890 shares of common stock for future issuance, including 500,000 shares reserved for exercise of warrants and 555,890 shares reserved under the Company's stock option plan.

  Stock Option Plan

     In September 1997, the Board of Directors consolidated its previous three stock option plans into one plan and established the Amended 1993 Stock Option Plan (the "Stock Option Plan"). There are currently 600,000 shares of common stock authorized for issuance under the Stock Option Plan, subject to adjustment for such matters as stock splits and stock dividends.

     The Stock Option Plan provides for the grant of incentive stock options, stock appreciation rights and stock awards to eligible participants and may be administered by the Board of Directors or by the Compensation Committee.

     On September 30, 1997, the Company granted a total of 210,000 options with an exercise price of $16.44 to three officers/directors. The options vest ratably over a four year period from the grant date.

     All options granted under the Stock Option Plan expire after five to seven years from the grant date and become exercisable no later than four years from the grant date.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

     A summary of stock option activity, and related information for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 follows:

                                                                  OUTSTANDING STOCK
                                                                       OPTIONS
                                                    SHARES     -----------------------     WEIGHTED-
                                                   AVAILABLE   NUMBER OF      PRICE         AVERAGE
                                                   FOR GRANT    SHARES      PER SHARE    EXERCISE PRICE
                                                   ---------   ---------   -----------   --------------
Balance at December 31, 1993.....................    241,500     58,500    $0.79- 5.00       $ 2.84
  Options granted................................    (22,800)    22,800       $2.50          $ 2.50
  Options canceled...............................        600       (600)      $5.00          $ 5.00
                                                    --------    -------    -----------       ------
Balance at December 31, 1994.....................    219,300     80,700    $0.79- 5.00       $ 2.73
  Options canceled...............................      3,540     (3,540)   $2.50- 5.00       $ 3.35
                                                    --------    -------    -----------       ------
Balance at December 31, 1995.....................    222,840     77,160    $0.79- 5.00       $ 2.70
  Additional authorization.......................    100,000         --        --                --
  Options granted................................    (12,000)    12,000       $4.50          $ 4.50
  Options canceled...............................      3,060     (3,060)   $2.50- 5.00       $ 3.24
                                                    --------    -------    -----------       ------
Balance at December 31, 1996.....................    313,900     86,100    $0.79- 5.00       $ 2.93
  Additional authorization.......................    200,000         --             --           --
  Options granted................................   (275,050)   275,050    $3.50-17.50       $13.51
  Options exercised..............................         --    (44,110)   $0.79- 5.00       $ 1.56
  Options canceled...............................      2,850     (2,850)   $3.50- 5.00       $ 3.97
                                                    --------    -------    -----------       ------
Balance at September 30, 1997....................    241,700    314,190    $2.50-17.50       $12.37
                                                    ========    =======    ===========       ======

     The weighted average fair value of options granted in the year ended December 31, 1996 and for the nine months ended September 30, 1997, were $1.33 and $9.98 (none in 1995). At December 31, 1996 and September 30, 1997, 86,100
and 104,190 shares, respectively, were exercisable.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1997, respectively: risk-free interest rate of 6.1% and 5.9%, dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .40 and .90; and a weighted-average expected life of the option of 3 years and 4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Because the effect of SFAS No. 123 is prospective, the initial impact on pro forma net income (loss) may not be representative of compensation expense in future years. The effect on the Company's pro forma results for each of the fiscal years 1995 and 1996 was not material (less than $.01 per share). For the nine months ended September 30, 1997, pro forma net income and pro forma net income per common share were $246,434 and $.11, respectively.

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

     Additionally, SFAS No. 123 requires that companies with wide ranges between the high and low exercise prices of its stock options segregate the exercise prices into ranges that are meaningful for assessing the timing and number of additional shares that may be issued and the cash that may be received as a result of the option exercises. Below are the segregated ranges of exercise prices as of September 30, 1997:

                 OPTIONS OUTSTANDING
-----------------------------------------------------       OPTIONS EXERCISABLE
                              WEIGHTED                    ------------------------
                               AVERAGE       WEIGHTED                     WEIGHTED
  RANGE OF                    REMAINING      AVERAGE                      AVERAGE
  EXERCISE        NUMBER     CONTRACTUAL     EXERCISE       NUMBER        EXERCISE
   PRICES        OUTSTANDING    LIFE          PRICE       EXERCISABLE      PRICE
-------------    --------    -----------     --------     -----------     --------
 $2.50-3.50        45,440     3.73 years      $ 3.24         45,440        $ 3.24
 $3.85-5.00        56,750     2.45 years      $ 4.46         56,750        $ 4.46
$16.44-17.50      212,000     5.00 years      $16.45          2,000        $17.50
                  -------                     ------        -------        ------
$2.50-$17.50      314,190     3.64 years      $12.37        104,190        $ 4.18
                  =======                     ======        =======        ======

10. LEASE COMMITMENTS

     In 1996 the Company and its subsidiary occupied an administrative and manufacturing facility under the terms of an operating lease agreement. In June 1997 the Company moved into a new facility owned by and constructed for the Company.

     Lease expense of $54,508, $74,551, $109,505, $76,181 and $55,558 has been charged to operations for the years ended December 31, 1994, 1995 and 1996 and nine months ended September 30, 1996 and 1997, respectively. The lease expired in April 1997.

     Future minimum lease payments required under non-cancelable operating leases at December 31, 1996 were $30,698 (none at September 30, 1997).

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Marketable securities: The Company determines fair values based on quoted market values.

          Industrial development bond: The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Due to the recent issuance of the Industrial Development Revenue Bond, the estimated fair value approximates the carrying amount.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 31,
                             ---------------------------------------------
                                    1995                    1996                 SEPTEMBER 30, 1997
                             -------------------   -----------------------     -----------------------
                             CARRYING     FAIR      CARRYING       FAIR         CARRYING       FAIR
                              AMOUNT     VALUE       AMOUNT       VALUE          AMOUNT       VALUE
                             --------   --------   ----------   ----------     ----------   ----------
Cash and cash
  equivalents..............  $870,333   $870,333   $2,085,055    2,085,055     $  135,699   $  135,699
Marketable securities......        --         --           --      203,109             --      210,921
Industrial development
  bond.....................        --         --    2,000,000    2,000,000      2,000,000    2,000,000

                    ZEVEX INTERNATIONAL, INC. AND SUBSIDIARY

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 IS UNAUDITED)

12. MAJOR CUSTOMERS

     Sales to major customers for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, are summarized as follows (percent of product sales):

                                                   YEAR ENDED DECEMBER          NINE MONTHS
                                                           31,                     ENDED
                                                  ----------------------       SEPTEMBER 30,
                                                  1994     1995     1996           1997
                                                  ----     ----     ----       -------------
        Customer A..............................   10%       *%      10%             21%
        Customer B..............................   43%      32%      33%             20%
        Customer C..............................   12%      24%      23%             14%
        Customer D..............................    *%       *%       *%             12%
                                                   --       --       --              --
                                                   65%      56%      66%             67%
                                                   ==       ==       ==              ==

---------------
* Less than 10% of sales.

13. RELATED PARTY TRANSACTIONS

     On April 15, 1997, the Company entered into a consulting agreement with another company owned by certain stockholders to provide services related to strategic planning, public relations, financing and potential acquisition of new products or companies. Under the consulting agreement, the Company must pay an initial fee of $50,000 and $10,000 per month for two years.

14. SUBSEQUENT EVENT

  The Offering

     In September, 1997 the board of directors authorized management of the Company to file a Registration Statement on Form S-1 with the Securities and Exchange Commission permitting the Company to sell up to 1,591,500 shares of common stock to the public (the "Offering"). In conjunction with the offering, the board of directors authorized, subject to stockholder approval, the reincorporation of the Company into Delaware. In connection with the reincorporation, the Company will adopt an Amended and Restated Certificate of Incorporation which provides that the Company will be authorized to issue 2,000,000 shares of $.001 par value preferred stock and 10,000,000 shares of $.001 par value common stock.

            [Photograph of ZEVEX's facility in Salt Lake City, Utah]

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK TO WHICH THIS PROSPECTUS RELATES, OR ANY OFFER IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   7
Use of Proceeds........................  19
Summary Market Price of Common Stock...  20
Dividend Policy........................  20
Capitalization.........................  21
Selected Consolidated Financial Data...  22
Management's Discussion and Analysis of
  Financial Conditions and Results of
  Operations...........................  23
Business...............................  27
Management.............................  42
Principal and Selling Shareholders.....  48
Certain Transactions...................  49
Description of Capital Stock...........  50
Shares Eligible for Future Sale........  52
Underwriting...........................  54
Legal Matters..........................  56
Experts................................  56
Additional Information.................  56
Index to Consolidated Financial
  Statements........................... F-1

======================================================
======================================================


                                1,200,000 SHARES


                                     ZEVEX
                              INTERNATIONAL, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                           WEDBUSH MORGAN SECURITIES

                            EVEREN SECURITIES, INC.

                               November 21, 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except for the fees payable to the Commission and to the NASD.


                SEC Registration Fee..............................  $  9,116
                Printing and engraving expenses...................    85,000
                Legal fees and expenses...........................   150,000
                Accounting fees and expenses......................   150,000
                NASD filing fees..................................     3,500
                AMEX listing fees.................................    22,500
                Escrow agent fees and expenses....................     2,000
                Miscellaneous.....................................    12,884
                                                                    --------
                          Total...................................  $435,000
                                                                    ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



DELAWARE GENERAL CORPORATION LAW



     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for: (i) any breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions;
(iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission occurring prior to the date any such provision eliminating or limiting such liability became effective.


     Section 145(a) of the DGCL provides that a corporation may indemnify an officer or director who is or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that such officer or director is or was (i) serving as an officer, director, employee, or agent of the corporation, or (ii) served at the request of such corporation as a director, officer, employee, or agent of another corporation or other enterprise or entity. Such indemnification may only be made if the officer or director's conduct was in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145(c) of the DGCL provides that a corporation shall indemnify an officer or director for his reasonable expenses in connection with the defense of any proceeding if the officer or director has been successful, on the merits or otherwise. Section 145(e) provides that a corporation may advance expenses to an officer or director who is made a party to a criminal or civil proceeding before a final disposition is made, if the corporation receives an undertaking by or on behalf of such officer or director to repay any amounts advanced if it is determined that such officer or director is not entitled to indemnification. Section 145(j) provides that the indemnification provisions of Section 145 continue for a person who has ceased to be an officer or director, and inures to the benefit of the heirs, executors, and administrators of such person. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of officers or directors, among others, against liabilities imposed upon them by reason of actions in their capacities as such, and whether or not the corporation would have the power to indemnify them against such liability under Section 145.

CERTIFICATE OF INCORPORATION


     Article VII of the Certificate of Incorporation provides that the liability of directors to the Company or its stockholders is eliminated to the fullest extent permitted under the DGCL, as described in the preceding section.


BYLAWS



     Article VI, Section 6.1(a) of the Bylaws provides that an officer or director who was or is made party to, or is threatened to made a party to, or is involved in any proceeding by reason of the fact that he or she is or was an officer or director, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, or as its representative in another enterprise shall be indemnified and held harmless to the fullest extent permitted and subject to the standards of conduct, procedures and other requirements under Delaware law. Article VI, Section 6.1(a) further provides that ZEVEX may purchase and maintain insurance on behalf of an officer or director against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify such officer or director.


     Article VI, Section 6.1(b) of the Bylaws provides that the right of an officer or director to indemnification shall continue beyond termination as such and inures to the benefit of the heirs and personal representatives of such officer or director.


     Article VI, Section 6.1(d) of the Bylaws provides that ZEVEX shall, from time to time, reimburse or advance to an officer or director the funds necessary for payment of expenses incurred in connection with defending any proceeding for which he or she is indemnified by the corporation, in advance of the final disposition of such proceeding, provided that, if then required by the DGCL, such advancements may only be paid upon receipt by the corporation of an undertaking by or on behalf of such officer or director to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the officer or director is not entitled to be indemnified for such expenses.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On September 30, 1997, the Company sold and issued 24,000 shares of Common Stock to three individuals in connection with the exercise of warrants originally issued to Wilson-Davis & Co. on May 7, 1993. The Company believes that the transaction was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of such Act.

     On February 12, 1997, in consideration for $1,250,000, the Company sold and issued 500,000 shares of Common Stock together with warrants for 500,000 shares of Common Stock to Blosch & Holmes, L.L.C., a Utah limited liability company. No underwriting discounts or commissions were given or paid in connection with the transaction. The warrants and shares were subsequently assigned to 16 individuals. All of the aforementioned purchasers represented to the satisfaction of the Company that they qualify as "accredited investors" as that term is defined under the Securities Act of 1933 (the "Securities Act"). The Company believes that the transaction was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of such Act and Rule 506 promulgated thereunder.

     On October 29, 1996, the Company sold and issued 130,000 shares of Common Stock together with $50,000 cash to an individual in exchange for 3.7 acres of certain real property valued at approximately $505,000. The property, which now serves as the site for the Company's headquarters and manufacturing facility, was conveyed to the Company by a General Warranty Deed dated December 29, 1996. The Company believes that the transaction was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) of such Act.

     Since July 1, 1997, a few employees of the Company have exercised options to purchase Common Stock of the Company under the Company's Stock Option Plan. The exercise prices of the options ranged from $0.79 to $5.00 per share. The shares of Common Stock issued under the Stock Option Plan have not been registered under the Securities Act. As of September 30, 1997, the total number of shares of Common Stock issued pursuant to such exercises is 44,110. The Company believes that the aforementioned transactions are exempt from registration under Section 3(b) of the Securities Act and Rule 505 promulgated thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Index of Exhibits


    EXHIBIT
    NUMBER                                   TITLE OF DOCUMENT
    ------     ------------------------------------------------------------------------------
      1.1      Form of Underwriting Agreement
      3.1      Articles of Incorporation of ZEVEX International, Inc., a Nevada
               corporation(1)*
      3.2      Bylaws of ZEVEX International, Inc., a Nevada corporation(1)*
      3.3      Certificate of Incorporation of ZEVEX International, Inc., a Delaware
               corporation(4)
      3.4      Bylaws of ZEVEX International, Inc., a Delaware corporation(4)
      5.1      Opinion of Jones, Waldo, Holbrook & McDonough
     10.1      Revolving Line of Credit Agreement between Bank One and Registrant, dated
               September 29, 1997(4)
     10.2      ZEVEX Amended 1993 Stock Option Plan(4)
     10.3      Industrial Development Bond Offering Memorandum, dated October 30, 1996(2)
     10.4      Industrial Development Bond Reimbursement Agreement, dated October 30, 1996(2)
     10.5      Stock Purchase Agreement between Blosch & Holmes, L.L.C. and Registrant, dated
               December 1, 1996, including one amendment(3)
     11.1      Statement re Computation of Per Share Earnings(3)
     21.1      List of Subsidiaries(3)
     23.1      Consent of Jones, Waldo, Holbrook & McDonough (included in Exhibit 5.1)
     23.2      Consent of Daines & Rasmussen, P.C.
     23.3      Consent of Nielsen, Grimmett & Company
     23.4      Consent of Ernst & Young LLP
     24.1      Power of Attorney (included on page II-6)


---------------

(1) Filed as an exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992, filed on February 15, 1993, and incorporated herein by this reference.

(2) Filed as an exhibit to Registrant's amended Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed on September 29, 1997, and incorporated herein by this reference.


(3) Filed as an exhibit to the Registration Statement on Form S-1, filed by the Company on October 3, 1997.



(4) Filed as an exhibit to Amendment No. 1 on Form S-1, filed by the Company on October 24, 1997.



 * These Articles of Incorporation and Bylaws were previously filed by the Company as a Nevada corporation prior to its reincorporation in Delaware, effective November 20, 1997.


ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to any provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a new form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby designates and appoints Dean G. Constantine and Phillip L. McStotts and each of them, as his/her attorneys-in-fact (the "Attorneys-in-Fact") with full power to act alone, and to execute in the name and on behalf of each such person, individually in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as the Attorneys-in-Fact, or either of them, deem appropriate, including any post-effective amendments, as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file each such amendment to this Registration Statement, together with all exhibits thereto and any and all documents in connection therewith with the U.S. Securities and Exchange Commission, hereby granting unto said Attorneys-in-Fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on November 21, 1997.


                                          ZEVEX INTERNATIONAL, INC.

                                          By:                  *

                                            ------------------------------------
                                                    Dean G. Constantine
                                                  Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.



                   SIGNATURE                               TITLE                   DATE
-----------------------------------------------  -------------------------  ------------------
                       *                         President, Chief            November 21, 1997
-----------------------------------------------  Executive Officer, and
              Dean G. Constantine                Director
                                                 (Principal Executive
                                                 Officer)

                       *                         Vice President, Director    November 21, 1997
-----------------------------------------------  of Marketing, and
               David J. McNally                  Director

            /s/ PHILLIP L. MCSTOTTS              Chief Financial Officer,    November 21, 1997
-----------------------------------------------  Secretary/Treasurer, and
              Phillip L. McStotts                Director (Principal
                                                 Accounting Officer)

                       *                         Director                    November 21, 1997
-----------------------------------------------
               Bradly A. Oldroyd

                       *                         Director                    November 21, 1997
-----------------------------------------------
                 Darla R. Gill



*By:    /s/ PHILLIP L. MCSTOTTS


     ---------------------------------

            Phillip L. McStotts

             Attorney-in-Fact

                               INDEX OF EXHIBITS


                                                                                     SEQUENTIALLY
    EXHIBIT                                                                            NUMBERED
    NUMBER                              TITLE OF DOCUMENT                              PAGE NO.
    ------     --------------------------------------------------------------------  -------------
      1.1      Form of Underwriting Agreement
      3.1      Articles of Incorporation of ZEVEX International, Inc., a Nevada
               corporation(1)*
      3.2      Bylaws of ZEVEX International, Inc., a Nevada corporation(1)*
      3.3      Certificate of Incorporation of ZEVEX International, Inc., a
               Delaware corporation(4)
      3.4      Bylaws of ZEVEX International, Inc., a Delaware corporation(4)
      5.1      Opinion of Jones, Waldo, Holbrook & McDonough
     10.1      Revolving Line of Credit Agreement between Bank One and Registrant, dated September 29, 1997(4)
     10.2      ZEVEX Amended 1993 Stock Option Plan(4)
     10.3      Industrial Development Bond Offering Memorandum, dated October 30,
               1996(2)
     10.4      Industrial Development Bond Reimbursement Agreement, dated October
               30, 1996(2)
     10.5      Stock Purchase Agreement between Blosch & Holmes, L.L.C. and
               Registrant, dated December 1, 1996, including one amendment(3)
     11.1      Statement re Computation of Per Share Earnings(3)
     21.1      List of Subsidiaries(3)
     23.1      Consent of Jones, Waldo, Holbrook & McDonough (included in Exhibit
               5.1)
     23.2      Consent of Daines & Rasmussen, P.C.
     23.3      Consent of Nielsen, Grimmett & Company
     23.4      Consent of Ernst & Young LLP
     24.1      Power of Attorney (included on page II-6)


---------------

(1) Filed as an exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992, filed on February 15, 1993, and incorporated herein by this reference.

(2) Filed as an exhibit to Registrant's amended Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed on September 29, 1997, and incorporated herein by this reference.


(3) Filed as an exhibit to the Registration Statement on Form S-1, filed by the Company on October 3, 1997.



(4) Filed as an exhibit to Amendment No. 1 on Form S-1, filed by the Company on October 24, 1997.



 * These Articles of Incorporation and Bylaws were previously filed by the Company as a Nevada corporation prior to its reincorporation in Delaware, effective November 20, 1997.